UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

Information Required in Proxy Statement

Schedule 14A Information

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☑

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☑	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

REPLIGEN CORPORATION

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i) (4) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

REPLIGEN CORPORATION

Notice of Annual Meeting of Stockholders

May 11, 2016

To the Stockholders:

The Annual Meeting of our Stockholders will be held on Wednesday, May 11, 2016 at 8: 00 a.m. at Repligen Corporation’s headquarters located at 41 Seyon Street, Building 1, Suite 100, Waltham, Massachusetts 02453 (see directions attached as Appendix A to the proxy statement) for the following purposes:

1.	To elect seven directors, nominated by the Board of Directors, as more fully described in the accompanying Proxy Statement;

2.	To ratify the selection of Ernst & Young LLP as independent registered public accountants for the fiscal year ending December 31, 2016;

3.	To consider and act upon an advisory vote on the compensation of our named executive officers; and

4.	To consider and act upon any other business which may properly come before the meeting.

The Board of Directors has fixed the close of business on March 31, 2016 as the record date for the meeting. All stockholders of record on that date are entitled to notice of and to vote at the meeting.

Whether or not you plan to attend the meeting, please complete and return the enclosed proxy in the envelope provided or vote by telephone or the Internet pursuant to instructions provided with the proxy. Stockholders of record as of March 31, 2016 are encouraged and cordially invited to attend the Annual Meeting (see directions attached as Appendix A to the proxy statement).

By Order of the Board of Directors

Tony J. Hunt
Secretary

Waltham, Massachusetts

April 11, 2016

REPLIGEN CORPORATION

PROXY STATEMENT

GENERAL INFORMATION

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors (the “Board of Directors”, or the “Board”) of Repligen Corporation (“Repligen”, or the “Company”), for use at the Annual Meeting of Stockholders, or the Annual Meeting, to be held on Wednesday, May 11, 2016 at the time and place set forth in the Notice of Annual Meeting, and at any adjournment or postponement thereof.

Repligen’s Annual Report to Stockholders, containing financial statements for the fiscal year ended December 31, 2015, is being provided together with this proxy statement to all stockholders entitled to vote at the Annual Meeting. It is anticipated that this proxy statement and the accompanying proxy will be first sent or given to stockholders on or about April 11, 2016.

Voting

Stockholders may vote in person or by proxy by completing, signing, dating and returning the accompanying proxy card or by voting by telephone or via the Internet in accordance with the instructions listed on the proxy card. Execution of a proxy card will not in any way affect a stockholder’s right to attend the Annual Meeting and vote in person.

Any proxy given pursuant to this solicitation may be revoked by the person giving it any time before the taking of the vote at the Annual Meeting. Proxies may be revoked by: (1) giving written notice of revocation to the Secretary of Repligen at any time before the taking of the vote at the Annual Meeting; (2) duly executing a later-dated proxy card relating to the same shares and delivering it to the Secretary of Repligen or by telephone or the Internet, in accordance with the instructions listed on the proxy card, before the taking of the vote at the Annual Meeting; or (3) attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not in and of itself constitute a revocation of a proxy). For those stockholders who submit a proxy by telephone or the Internet, the date on which the proxy is submitted in accordance with the instructions listed on the proxy card is the date of the proxy. Any written notice of revocation or subsequent proxy should be sent so as to be delivered to Repligen Corporation, Attention: Secretary, 41 Seyon Street, Building #1, Suite 100, Waltham, Massachusetts 02453, at or before the taking of the vote at the Annual Meeting.

Each of the persons named as attorneys-in-fact on the proxy cards is a director, officer and/or employee of Repligen. All properly executed proxy cards returned in time to be counted at the Annual Meeting will be voted as stated below under the heading “Voting Procedures.” Any stockholder submitting a proxy has the right to withhold authority to vote for any individual nominee to the Board of Directors by writing that nominee’s number on the space provided on the proxy card, checking the box next to the name of such individual if voting by proxy via the Internet or, if using the telephone to vote by proxy, by following the verbal instructions for entering the two digit number appearing on the proxy card immediately before the name of such individual. Where a choice has been specified on the proxy with respect to a matter, the shares represented by the proxy will be voted in accordance with the specifications. Where no specification is indicated on the proxy card with respect to a matter, the shares represented by the proxy card will be voted FOR proposals 1, 2 and 3, as permitted by applicable regulations and by Repligen’s corporate documents.

Other than (i) the election of directors, (ii) the ratification of Ernst & Young LLP and (iii) the advisory vote regarding the compensation of our named executive officers, the Board knows of no other matters to be presented at the Annual Meeting. If any other matter should be properly presented at the Annual Meeting upon which a vote may be taken, shares represented by all proxies received by the Board will be voted with respect thereto in accordance with the judgment of the persons named as attorneys-in-fact in the proxies.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be Held on May 11, 2016

The Company’s Annual Report for the Fiscal Year Ended December 31, 2015 and this Proxy Statement will be available at www.proxyvote.com.

Voting Procedures

The representation, in person or by proxy, of at least a majority of the outstanding shares of Repligen Common Stock entitled to vote at the Annual Meeting is necessary to constitute a quorum for the transaction of business. Shares represented by proxies pursuant to which votes have been withheld from any nominee for director, or which contain one or more abstentions or broker “non-votes,” are counted as present or represented for purposes of determining the presence or absence of a quorum for the Annual Meeting. A “non-vote” occurs when a broker or other nominee holding shares for a beneficial owner votes on one proposal, but does not vote on another proposal because the broker does not have discretionary voting power and has not received instructions from the beneficial owner.

Election of Directors. Directors are elected by a plurality of the votes cast, in person or by proxy, at the Annual Meeting. The seven nominees who receive the highest number of affirmative votes of the shares present or represented and voting on the election of directors at the Annual Meeting will be elected to the Board. Shares present or represented and not so marked as to withhold authority to vote for a particular nominee will be voted in favor of a particular nominee and will be counted toward such nominee’s achievement of a plurality. Shares present at the Annual Meeting or represented by proxy where the stockholder properly withholds authority to vote for such nominee in accordance with the proxy instructions and broker “non-votes” will not be counted toward such nominee’s achievement of plurality and will have no effect on the election of nominees.

Ratification of Independent Accountants. For the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2016, an affirmative vote of a majority of the shares present, in person or represented by proxy, and voting on such matter is required for approval. Abstentions are included in the number of shares present or represented and voting but are not considered votes cast on the matter. Shares subject to broker “non-votes” are considered to be not entitled to vote for this particular matter and have the practical effect of reducing the number of affirmative votes required to achieve a majority by reducing the total number of shares from which the majority is calculated.

Advisory Vote on the Compensation of our Named Executive Officers. For the advisory vote on the compensation of our named executive officers, the affirmative vote of the majority of shares present, in person or represented by proxy, and voting on that matter is required for approval. Abstentions are included in the number of shares present or represented and voting but are not considered votes cast on the matter. Shares subject to broker “non-votes” are considered to be not entitled to vote for the particular matter and have the practical effect of reducing the number of affirmative votes required to achieve a majority for such matter by reducing the total number of shares from which the majority is calculated.

Other Matters. The Board knows of no other matters to be presented at the Annual Meeting. If any other matter should be properly presented at the Annual Meeting upon which a vote may be taken, the persons named on the enclosed proxy card will have discretionary authority to vote the shares represented by such proxies in accordance with their best judgment.

Solicitation of Proxies

The cost of solicitation will be borne by Repligen and, in addition to directly soliciting stockholders by mail, Repligen may request banks and brokers to solicit their customers who have stock of Repligen registered in the name of the nominee and, if so, will reimburse such banks and brokers for their reasonable out-of-pocket costs.

Solicitation by officers and employees of Repligen may also be made of some stockholders in person or by mail or telephone following the original solicitation. Repligen may, if appropriate, retain any independent proxy solicitation firm to assist Repligen in soliciting proxies. If Repligen does retain a proxy solicitation firm, Repligen would pay such firm’s customary fees and expenses.

Record Date and Voting Securities

Only stockholders of record as of March 31, 2016, or the Record Date, are entitled to notice of and to vote at the Annual Meeting and any adjournments or postponements thereof. As of the Record Date, the Company had 33,097,903 shares of common stock with a par value of $0.01, or the Common Stock, outstanding and entitled to vote. Each outstanding share of Common Stock entitles the record holder to one vote.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, DIRECTORS AND MANAGEMENT

The following table sets forth certain information regarding beneficial ownership of shares of Repligen’s Common Stock as of March 23, 2016 (i) by each person who is known by the Company to beneficially own more than 5% of the outstanding shares of Common Stock; (ii) by each director or nominee of the Company; (iii) by each present or former executive officer of the Company named in the Summary Compensation Table set forth below under “Director and Executive Officer Compensation” and (iv) by all directors and executive officers of Repligen as a group. The business address of each director and executive officer is Repligen Corporation, 41 Seyon Street, Building #1, Suite 100, Waltham, Massachusetts 02453.

Beneficial Owner	Amount and Nature of Beneficial Ownership (1)	Percent of Class (2)
BlackRock, Inc. (3)	3,558,534	10.8%
FMR LLC (4)	2,518,868	7.6%
Invesco Ltd. (5)	1,994,389	6.0%
OppenheimerFunds, Inc. (6)	1,868,776	5.7%
Walter C. Herlihy (7)	—	*
Tony J. Hunt (8)	45,879	*
Howard Benjamin (9)	28,944	*
James R. Rusche (10)	182,864	*
Jon K. Snodgres (11)	7,674	*
Karen A. Dawes (12)	160,562	*
Nicolas M. Barthelemy (13)	11,011	*
Glenn L. Cooper (14)	100,019	*
John G. Cox (15)	21,490	*
Alfred L. Goldberg (16)	145,019	*
Glenn P. Muir	—	—
Thomas F. Ryan, Jr. (17)	42,323	*
All directors, nominees and executive officers as a group (13 persons) (18)	745,785	2.3%

*	Less than one percent
(1)	Beneficial ownership, as such term is used herein, is determined in accordance with Rule 13d-3 promulgated under the Securities Exchange Act of 1934, or the Exchange Act, and includes voting and/or investment power with respect to shares of Common Stock of Repligen. Unless otherwise indicated, the named person possesses sole voting and investment power with respect to the shares. The shares shown include known to us shares that such person has the right to acquire within 60 days of March 23, 2016.
(2)	Percentages of ownership are based upon 33,060,966 shares of Common Stock issued and outstanding as of March 23, 2016. Shares of Common Stock that may be acquired pursuant to options that are exercisable within 60 days of March 23, 2016 are deemed outstanding for computing the percentage ownership of the person holding such options, but are not deemed outstanding for the percentage ownership of any other person.
(3)

Based solely on a Schedule 13G/A filed on January 8, 2016 for the December 31, 2015 filing event. BlackRock, Inc.’s business address is 55 East 52nd Street, New York, NY 10055. BlackRock, Inc. has sole voting power with respect to 3,477,171 shares and sole dispositive power with respect to 3,558,534 shares.

(4)	Based solely on a Schedule 13G filed on February 12, 2016 for December 31, 2015 filing event. FMR LLC’s business address is 245 Summer Street, Boston, MA 02210. FMR LLC has sole voting power with respect to 937 shares and sole dispositive power with respect to 2,518,868 shares.
(5)	Based solely on a Schedule 13G/A filed on February 8, 2016 for the December 31, 2015 filing event. Invesco Ltd.’s business address is 1555 Peachtree Street NE, Suite 1800, Atlanta, GA 30309. Invesco Ltd. has sole voting power with respect to 1,989,589 shares and sole dispositive power with respect to 1,994,389 shares.

(6)	Based solely on a Schedule 13G filed on February 4, 2016 for the December 31, 2015 filing event. OppenheimerFunds, Inc.’s business address is 2 World Financial Center, 225 Liberty Street, New York, NY 10281. OppenheimerFunds, Inc. has sole voting power and sole dispositive power with respect to 1,868,776 shares.
(7)	Dr. Herlihy retired from the Company on May 21, 2015.
(8)	Includes 33,012 shares issuable pursuant to stock options which are exercisable within 60 days of March 23, 2016 and 5,000 restricted stock units which will vest within 60 days of March 23, 2016.
(9)	Includes 16,818 shares issuable pursuant to stock options which are exercisable within 60 days of March 23, 2016.
(10)	Includes 5,000 shares held in a Uniform Trusts for Minors account by Mr. Rusche for his daughter, as to which he disclaims beneficial ownership. Includes 66,841 shares issuable pursuant to stock options which are exercisable within 60 days of March 23, 2016.
(11)	Includes 5,815 shares issuable pursuant to stock options which are exercisable within 60 days of March 23, 2016.
(12)	Includes 120,321 shares issuable pursuant to stock options which are exercisable within 60 days of March 23, 2016 and 1,498 restricted stock units which will vest within 60 days of March 23, 2016.
(13)	Includes 9,992 shares issuable pursuant to stock options which are exercisable within 60 days of March 23, 2016 and 1,019 restricted stock units which will vest within 60 days of March 23, 2016.
(14)	Includes 64,688 shares issuable pursuant to stock options which are exercisable within 60 days of March 23, 2016 and 1,019 restricted stock units which will vest within 60 days of March 23, 2016.
(15)	Includes 19,632 shares issuable pursuant to stock options which are exercisable within 60 days of March 23, 2016 and 1,858 restricted stock units which will vest within 60 days of March 23, 2016.
(16)	Includes 104,688 shares issuable pursuant to stock options which are exercisable within 60 days of March 23, 2016 and 1,019 restricted stock units which will vest within 60 days of March 23, 2016.
(17)	Includes 21,992 shares issuable pursuant to stock options which are exercisable within 60 days of March 23, 2016 and 1,019 restricted stock units which will vest within 60 days of March 23, 2016.
(18)	Includes 463,799 shares issuable pursuant to stock options which are exercisable within 60 days of March 23, 2016 and 12,432 restricted stock units which will vest within 60 days of March 23, 2016.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires Repligen’s directors, officers, and holders of more than ten percent of Repligen’s Common Stock, or collectively, Reporting Persons, to file with the United States Securities and Exchange Commission, or the SEC, initial reports of ownership and reports of changes in ownership of Common Stock of Repligen. Such Reporting Persons are required by SEC regulations to furnish Repligen with copies of all Section 16(a) reports they file. Based on its review of the copies of such filings received by it with respect to the fiscal year ended December 31, 2015, the Company believes that all required persons complied with all Section 16(a) filing requirements, except that Messrs. Hunt, Snodgres and Rusche each did not timely file a Form 4 with respect to one transaction.

ITEM 1

ELECTION OF DIRECTORS

There are seven nominees for director, all of whom are current directors of Repligen that have been re-nominated by the Nominating and Corporate Governance Committee and the Board for election. The authorized number of directors is currently fixed at eight. Alfred L. Goldberg will not be nominated for reelection at this year’s Annual Meeting. As a result, the Board has determined to fix the number of authorized directors at seven, effective at the conclusion of the Annual Meeting. The other directors of the Company will be elected to hold office until the 2017 Annual Meeting of Stockholders and until their successors have been duly elected and qualified, or until their earlier death, resignation or removal.

Nominee’s Name	Year First Elected Director	Position(s) with the Company
Nicolas M. Barthelemy	2014	Director
Glenn L. Cooper	2009	Director
John G. Cox	2013	Director
Karen A. Dawes	2005	Director, Chairperson of the Board
Tony J. Hunt	2015	President, Chief Executive Officer and Director
Glenn P. Muir (1)	2015	Director
Thomas F. Ryan, Jr.	2003	Director

(1)	Mr. Muir was appointed to the Board in September 2015.

Shares represented by all proxies received by the Board and not marked or voted so as to withhold authority to vote for any individual director or for any group of directors will be voted (unless one or more nominees are unable or unwilling to serve) for the election of the nominees named above. Proxies may not be voted for a greater number of persons than the number of nominees named. The Board knows of no reason why any nominee should be unable or unwilling to serve, but if any nominee should be unable or unwilling to serve, proxies will be voted or withheld in accordance with the judgment of the persons named as attorneys-in-fact on the proxy cards with respect to the directorship for which that nominee was unable or unwilling to serve.

Proposal 1 relates solely to the election of seven directors nominated by the Company and does not include any other matters relating to the election of directors, including without limitation, the election of directors nominated by any stockholders of the Company.

The Board of Directors unanimously recommends a vote FOR each of the nominees for election as directors of the Company. If authorized proxies are submitted without specifying an affirmative or negative vote on any proposal, the shares represented by such proxies will be voted in favor of the Board of Directors’ recommendations.

OCCUPATIONS OF DIRECTORS AND EXECUTIVE OFFICERS

Repligen’s executive officers are appointed by, and serve at the discretion of, the Board of Directors. Each executive officer is a full-time employee of Repligen. The directors, including director nominees, and executive officers of Repligen as of March 23, 2016, are as follows:

Name	Age	Positions
Tony J. Hunt	52	President, Chief Executive Officer and Director
Howard Benjamin	56	Vice President, Business Development
James R. Rusche	61	Senior Vice President, Research and Development
Jon K. Snodgres	50	Chief Financial Officer
Nicolas M. Barthelemy (1)(3)	50	Director
Glenn L. Cooper (1)	63	Director
John G. Cox (2)	53	Director
Karen A. Dawes (3)	64	Director, Chairperson of the Board
Alfred L. Goldberg	73	Director
Glenn P. Muir (1)(2)	57	Director
Thomas F. Ryan, Jr. (2)(3)	74	Director

(1)	Member of the Compensation Committee.
(2)	Member of the Audit Committee.
(3)	Member of the Nominating and Corporate Governance Committee.

BIOGRAPHICAL INFORMATION

The following paragraphs provide information about our directors and executive officers. The information presented includes information about each of our director’s specific experience, qualifications, attributes and skills that led our board of directors to the conclusion that he or she should serve as a director.

Executive Officers

Tony J. Hunt was named President and Chief Executive Officer of Repligen in, and has served on our Board since, May 2015. He joined Repligen in May 2014 as Chief Operating Officer, overseeing commercial and manufacturing operations. Before coming to Repligen, Mr. Hunt was President of Bioproduction at Life Technologies, a global life sciences company which was acquired by Thermo Fisher Scientific in 2014. He joined Life Technologies in 2008, serving as General Manager of Bioproduction Chromatography and Pharma Analytics before being named President of Bioproduction in 2011. From 2000 to 2008, Mr. Hunt was with Applied Biosystems as Senior Director of Pharma Programs where he launched the Pharma Analytics business that in 2008 became a part of the Bioproduction platform at Life Technologies. Mr. Hunt received a B.S. in Microbiology and an M.S. in Biotechnology from University College in Galway, Ireland, and an M.B.A. from Boston University School of Management. Mr. Hunt brings to our Board of Directors his deep understanding of the bioprocessing market.

Jon K. Snodgres joined Repligen in July 2014 as Chief Financial Officer, where he oversees financial operations for the Company. Mr. Snodgres was previously with Maquet Cardiovascular, a medical device company where he served as CFO for five years. At Maquet, in addition to being responsible for the preparation and oversight of the company’s financial statements, he was a key participant in growth planning and profit improvement strategies. Mr. Snodgres previously spent eight years with life sciences company Thermo Fisher Scientific in various roles, most recently as Vice President of Finance for the Laboratory Products Group. He began his career in finance at AlliedSignal/Honeywell International. Mr. Snodgres received a B.S. in Business Administration, Finance from Northern Arizona University.

Howard Benjamin, Ph.D. has served as Vice President, Business Development since joining the Company in January 2009. Previously, Dr. Benjamin worked at translational medicine start-ups Leap Technology from March 2007 to December 2008 and Growth Point Sciences from August 2005 to December 2006 in various roles including Vice President, Research and Development. From January 2000 to August 2005, Dr. Benjamin was Vice President, Corporate Development at Daiichi Asubio Medical Research Laboratories and from 1994 to 2000, Dr. Benjamin was Vice President, Discovery Research at Praecis Pharmaceuticals. Dr. Benjamin holds an S.B. in Biology from M.I.T. and a Ph.D. in Molecular Biology from University of California, Berkeley.

James R. Rusche, Ph.D. joined Repligen in March 1996 as Vice President, Research and Development in connection with Repligen’s merger with Glycan Pharmaceuticals, Inc. In 2001, Dr. Rusche became Senior Vice President, Research and Development. From July 1994 to March 1996, Dr. Rusche was Vice President, Research and Development of Glycan Pharmaceuticals, Inc. From February 1985 to June 1994, he held numerous research positions at Repligen, including as Vice President, Discovery Research. Dr. Rusche holds a B.S. in Microbiology from the University of Wisconsin, LaCrosse and a Ph.D. in Immunology from the University of Florida.

Directors

Nicolas M. Barthelemy has served as Director of Repligen since June 2014. Mr. Barthelemy brings over 20 years of industry experience to the director role, and he currently serves as President and CEO of bioTheranostics, Inc. Prior to bioTheranostics, he served as President, Global Commercial Operations at Life Technologies, which was acquired by Thermo Fisher Scientific in February 2014. Prior to Life Technologies, Mr. Barthelemy was with Biogen for eight years, most recently as Vice President, Manufacturing and General Manager for the company’s manufacturing organization at Research Triangle Park. He began his career with

Merck & Co., Inc. as a Senior Project Engineer, Vaccine Technology. Mr. Barthelemy currently serves on the boards of directors of bioTheranostics and Essen Bioscience. Mr. Barthelemy received an M.S. in Chemical Engineering from the University of California, Berkeley, and an engineering degree from Ecole Supérieure de Physique et Chimie Industrielles, Paris. Mr. Barthelemy’s qualifications to sit on the Company’s Board of Directors include his extensive experience in the bioprocessing field, including large scale biologics manufacturing and commercialization of consumables used in bioprocessing.

Glenn L. Cooper, M.D. has served as a director of Repligen since August 2009. Dr. Cooper served as Executive Chairman of Coronado BioSciences, Inc. from 2010 to 2012. Prior to that, Dr. Cooper served as the Chairman and Chief Executive Officer of Indevus Pharmaceuticals, Inc., a specialty pharmaceutical company focused on urology and endocrinology, from 2000 to 2009 and as Chief Executive Officer and Director from 1993 to 2000. Prior to joining Indevus in 1993, Dr. Cooper held numerous executive level positions including President and Chief Executive Officer of Progenitor, Inc., Executive Vice President and Chief Operating Officer of Sphinx Pharmaceuticals Corporation, and various clinical and regulatory positions with Eli Lilly and Company. Dr. Cooper has participated in the development, approval and commercialization of numerous drugs including Prozac®, Axid®, Lorabid®, Ceclor®, SANCTURA®, SANCTURA XR®, Supprelin-LA® and Vantas®. Dr. Cooper received an M.D. from Tufts University School of Medicine, performed his postdoctoral training in Internal Medicine and Infectious Diseases at the New England Deaconess Hospital and the Massachusetts General Hospital and received a B.A. from Harvard College. Dr. Cooper also serves as the Chairman of the Board of Directors of Lascaux Media, LLC, a privately held company. Dr. Cooper’s qualifications to sit on the Board of Directors of the Company include his leadership roles at pharmaceutical companies.

John G. Cox has served as a director of Repligen since November 2013. Mr. Cox is currently Executive Vice President of Pharmaceutical Operations & Technology at Biogen Inc., a position he has held since June 2010. Mr. Cox has also served as Senior Vice President of Technical Operations, Senior Vice President of Global Manufacturing, Vice President of Manufacturing & General Manager of Biogen’s operations in Research Triangle Park, North Carolina, and Director of Manufacturing. Mr. Cox joined Biogen in 2003 as Director of Manufacturing Sciences. Before joining Biogen from 2000 to 2003, Mr. Cox held a number of senior operational roles at Diosynth where he worked in technology transfer, validation and purification. Prior to that, Mr. Cox focused on the same areas at Wyeth LLC from 1993 to 2000. Mr. Cox received a B.S. in cell biology from California State University and an M.A. in Business Administration in Finance degree from the University of Michigan. Mr. Cox’s qualifications to sit on the Company’s Board of Directors include his extensive experience of biopharmaceutical manufacturing.

Karen A. Dawes, Chairperson of the Board, has served as a director of Repligen since September 2005. She is currently President of Knowledgeable Decisions, LLC, a management consulting firm. Ms. Dawes served from 1999 to 2003 as Senior Vice President and U.S. Business Group Head for Bayer Corporation’s U.S. Pharmaceuticals Group. Prior to joining Bayer, she was Senior Vice President, Global Strategic Marketing, at Wyeth, a pharmaceutical company (formerly known as American Home Products), where she held responsibility for worldwide strategic marketing. Ms. Dawes also served as Vice President, Commercial Operations for Genetics Institute, Inc., which was acquired by Wyeth in January 1997, designing and implementing that company’s initial commercialization strategy to launch BeneFIX® and Neumega®. Ms. Dawes began her pharmaceuticals industry career at Pfizer, Inc. where, from 1984 to 1994, she held a number of positions in Marketing, serving most recently as Vice President, Marketing of the Pratt Division. At Pfizer, she directed launches of Glucotrol®/Glucotrol XL®, Zoloft®, and Cardura®. Ms. Dawes also serves as a Director of Symbiomix Therapeutics, LLC and Depomed, Inc. Ms. Dawes received a B.A. and M.A. in English from Simmons College and an M.B.A. from Harvard University Graduate School of Business. Ms. Dawes’ qualifications to sit on the Company’s Board of Directors include her extensive strategic experience in both a managerial and consulting capacity with pharmaceutical companies as well as her considerable commercial background.

Glenn P. Muir has served as a director of Repligen and a member of its Audit Committee since October 2015. Mr. Muir brings over 30 years of experience to the director role, including twenty-six years with Hologic, Inc., a large multi-national medical device and diagnostics company where he most recently served as Chief Financial Officer and Executive Vice President, Finance and Administration. Mr. Muir retired in May 2014 from Hologic, where he helped steer the company’s evolution from a venture-backed single product company to a publicly traded diversified organization with over 5,000 employees and $2.5 billion in revenue. He joined Hologic in 1988 and served as Chief Financial Officer since 1992 and Executive Vice President since 2000. Prior to Hologic, Mr. Muir was with Metallon Engineered Materials Co., a private company where from 1986-1988 he held the role of Vice President, Finance. Previously, from 1981-1984, he was a Senior Auditor with Arthur Andersen & Co. Mr. Muir also serves on the boards of medical device company ReWalk Robotics Ltd., genomic tool company RainDance Technologies, Inc. and life science company G1 Therapeutics, Inc. Mr. Muir is a Certified Public Accountant with a Bachelors of Business Administration from the University of Massachusetts, Amherst. He also earned an M.S from Bentley University and an M.B.A. from Harvard University. Mr. Muir’s qualifications to sit on Repligen’s Board of Directors include his extensive experience with integrating strategic acquisitions and leading the financial operations for a global manufacturing and commercial organization.

Thomas F. Ryan Jr. has served as a director of Repligen since September 2003 and is currently a private investor. Mr. Ryan served as the President and Chief Operating Officer of the American Stock Exchange from October 1995 to April 1999. Prior to 1995, he held a variety of positions at the investment banking firm of Kidder, Peabody & Co., Inc., serving as the firm’s Chairman in 1995. He holds a B.A. from Boston College and is a graduate of the Boston Latin School. Mr. Ryan is a director for the New York State Independent System Operator and a director for BNY Mellon Asset Management Mutual Funds Board. Mr. Ryan’s qualifications to sit on the Company’s Board of Directors include his years of experience in the areas of securities trading and investment banking.

CERTAIN RELATIONSHIPS AND RELATED PERSONS TRANSACTIONS

No family relationship exists among the officers and directors of Repligen. The Audit Committee conducts an appropriate review of all related party transactions for potential conflict of interest situations on an ongoing basis, and the approval of the Audit Committee is required for all such transactions. The term “related party transactions” shall refer to transactions required to be disclosed by the Company pursuant to Item 404 of Regulation S-K promulgated by the SEC. There were no related party transactions during the fiscal year ended December 31, 2015.

CORPORATE GOVERNANCE AND BOARD MATTERS

Independence of Members of the Board of Directors

The Board of Directors has determined that each of the directors who has served during the fiscal year ended December 31, 2015 and each of the nominees for director at the Annual Meeting, with the exception of Mr. Hunt, has no material relationship with the Company and is independent within the meaning of the director independence standards of The NASDAQ Stock Market LLC, or NASDAQ. Furthermore, the Board of Directors has determined that each member of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee of the Board of Directors is independent within the meaning of NASDAQ’s director independence standards and that each member of the Audit Committee meets the heightened director independence standards of the SEC for audit committee members.

Board Leadership Structure

The Board is led by its Chairperson, Karen Dawes, who is an independent director. Ms. Dawes was appointed as Co-Chairperson in July 2011 and became the Chairperson in December 2011. The Board of Directors believes that separating the roles of Chief Executive Officer and Chairperson of the Board is the most appropriate structure for the Company at this time. Having an independent Chairperson ensures that the Chief Executive Officer is accountable for managing the Company in the best interests of stockholders while, at the same time, acknowledging that managing the Board of Directors is a separate and time intensive responsibility. The Board of Directors also believes that having an independent Chairperson can serve to curb conflicts of interests, promote oversight of risk and manage the relationship between the Board of Directors and the Chief Executive Officer.

Executive Sessions

The Board of Directors intends to hold executive sessions of the independent directors at least two times per year preceding or following regularly scheduled in-person meetings of the Board of Directors. Executive sessions do not include any employee directors of the Company, and the Chairperson of the Board is responsible for chairing the executive sessions.

Policies Governing Director Nominations

Director Qualifications

The Nominating and Corporate Governance Committee is responsible for reviewing, from time to time, the appropriate qualities, skills and characteristics desired of Board members in the context of the current make-up of the Board of Directors and selecting or recommending nominees for election as Directors to the Board. This assessment includes consideration of the following minimum qualifications that the Nominating and Corporate Governance Committee believes must be met by all directors:

•

Directors must be of high ethical character, have no conflict of interest and share the values of the Company as reflected in the Company’s Code of Business Conduct and Ethics, or the Code of Business Conduct;

•	Directors must have reputations, both personal and professional, consistent with the image and reputation of the Company;

•	Directors must have the ability to exercise sound business judgment;

•	Directors must have substantial business or professional experience and be able to offer advice and guidance to the Company’s management based on that experience; and

•	A director must have (at a minimum) a bachelor’s degree or equivalent degree from an accredited college or university.

The Nominating and Corporate Governance Committee also considers numerous other qualities, skills and characteristics when evaluating director nominees, such as:

•	An understanding of and experience in biotechnology and pharmaceutical industries;

•	An understanding of and experience in accounting oversight and governance, finance and marketing; and

•	Leadership experience with public companies or other significant organizations.

These factors and others are considered useful by the Board and are reviewed in the context of an assessment of the perceived needs of the Board at a particular point in time.

Neither the Nominating and Corporate Governance Committee nor the Board of Directors has a specific policy with regard to the consideration of diversity in identifying director nominees although they may consider the diversity of background and experience of a director nominee in the context of the overall composition of the Board of Directors at that time. This consideration may focus on diversity of knowledge, skills, experience, geographic location, age, gender, and ethnicity. Generally, the Nominating and Corporate Governance Committee seeks director nominees with the talents and backgrounds that provide the Board of Directors with an appropriate mix of experience, knowledge and skills that will best serve the Company’s needs and objectives.

Process for Identifying and Evaluating Director Nominees

The Board of Directors is responsible for selecting and nominating nominees for election as directors but delegates the selection and nomination process to the Nominating and Corporate Governance Committee, with the expectation that other members of the Board of Directors or members of management will be requested to take part in the process as appropriate.

Generally, the Nominating and Corporate Governance Committee identifies candidates for director nominees in consultation with management, through the use of search firms or other advisers, through the recommendations submitted by stockholders or through such other methods as the Nominating and Corporate Governance Committee deems to be helpful in identifying candidates. Once candidates have been identified, the Nominating and Corporate Governance Committee confirms that the candidates meet all of the minimum qualifications for director nominees established by the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee may gather information about the candidates through interviews, questionnaires, background checks, or any other means that the Nominating and Corporate Governance Committee deems to be helpful in the evaluation process. The Nominating and Corporate Governance Committee meets as a group to discuss and evaluate the qualities and skills of each candidate, both on an individual basis and taking into account the overall composition and needs of the Board of Directors. Based on the results of the evaluation process, the Nominating and Corporate Governance Committee recommends candidates for the Board’s approval as director nominees for election to the Board of Directors. The Nominating and Corporate Governance Committee also recommends candidates for the Board of Directors’ appointment to the committees of the Board of Directors.

Procedures for Recommendation of Nominees by Stockholders

The Nominating and Corporate Governance Committee will consider director candidates who are recommended by the stockholders of the Company. Stockholders, in submitting recommendations to the Nominating and Corporate Governance Committee for director candidates, shall follow the following procedures:

Such recommendation for nomination should be in writing and include the following:

•	Name and address of the stockholder making the recommendation, as they appear on the Company’s books and records, and of such record holder’s beneficial owner;

•	Number of shares of capital stock of the Company that are owned beneficially and held of record by such stockholder and such beneficial owner;

•	Name and address of the individual recommended for consideration as a director nominee, or a director Nominee;

•	The principal occupation of the director Nominee;

•	The total number of shares of capital stock of the Company that will be voted for the director Nominee by the stockholder making the recommendation;

•

All other information relating to the director Nominee that would be required to be disclosed in solicitations of proxies for the election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act (including the recommended candidate’s written consent to being named in the proxy statement as a nominee and to serving as a director if approved by the Board of Directors and elected); and

•	A written statement from the stockholder making the recommendation stating why such recommended candidate would be able to fulfill the duties of a director.

Nominations must be sent to the attention of the Secretary of the Company by one of the two methods listed below:

•	By U.S. Mail (including courier or expedited delivery service):

Repligen Corporation

Attn: Secretary

41 Seyon Street

Building #1, Suite 100

Waltham, MA 02453

•	By facsimile at (781) 250-0115:

Attn: Secretary

The Secretary of the Company will promptly forward any such nominations to the Nominating and Corporate Governance Committee. Once the Nominating and Corporate Governance Committee receives the nomination of a candidate, the candidate will be evaluated and a recommendation with respect to such candidate will be delivered to the Board of Directors. Nominations not made in accordance with the foregoing policy shall be disregarded by the Nominating and Corporate Governance Committee and votes cast for such nominees shall not be counted.

Policy Governing Stockholder Communications with the Board of Directors

The Board of Directors provides to every stockholder the ability to communicate with the Board of Directors, as a whole, and with individual directors on the Board through an established process for stockholder communication (as that term is defined by the rules of the SEC) as follows:

For communications directed to the Board of Directors as a whole, stockholders may send such communication to the attention of the Chairperson of the Board via one of the two methods listed below:

•	By U.S. Mail (including courier or expedited delivery service):

Repligen Corporation

Attn: Chairperson of the Board of Directors

41 Seyon Street

Building #1, Suite 100

Waltham, MA 02453

•	By facsimile at (781) 250-0115:

Attn: Chairperson of the Board of Directors

For stockholder communications directed to an individual director in his or her capacity as a member of the Board of Directors, stockholders may send such communications to the attention of the individual director via one of the two methods listed below:

•	By U.S. Mail (including courier or expedited delivery service):

Repligen Corporation

Attn: [Name of Individual Director]

41 Seyon Street

Building #1, Suite 100

Waltham, MA 02453

•	By facsimile at (781) 250-0115:

Attn: [Name of Individual Director]

The Company will forward any such stockholder communication to the Chairperson of the Board, as a representative of the Board of Directors, and/or to the director to whom the communication is addressed on a periodic basis. The Company will forward such communication by certified U.S. Mail to an address specified by each director of the Board of Directors for such purposes or by secure electronic transmission.

Policy Governing Director Attendance at Annual Meetings of Stockholders

The Board’s policy is that all directors and director nominees are encouraged to attend the Company’s Annual Meeting in person if their schedule permits. All members of the Board of Directors attended the 2015 Annual Meeting.

Stock Ownership and Insider Trading Policies

The Board of Directors has adopted a share ownership policy relating to ownership of the Company’s securities by the Company’s Chief Executive Officer and the directors. Subject to the terms of the policy, the Chief Executive Officer is required to acquire over a four-year period and hold shares of Common Stock of the Company equal to one times his or her base salary as of a specified measuring date, and each of the Company’s non-employee directors is required to acquire over a four-year period and hold shares of Common Stock of the Company equal to three times the Company’s annual cash retainer paid to each such non-employee director. Restricted stock and restricted stock units are included once the vesting conditions have been satisfied, but stock options (regardless of whether they are vested or unvested) are not included in the total number of shares owned by the Chief Executive Officer or the directors for purposes of the share ownership policy.

Under the Company’s insider trading policy, our employees, including our executive officers and directors are not permitted to engage in the following transactions with respect to our stock: selling any of the Company’s securities that are not owned by such insider at the time of sale (“short selling”) and holding our stock in an account that is, or is linked to, a margin account. In addition the following transactions are not permitted without preapproval of the Company’s Audit Committee: buying or selling puts, calls or other derivatives of our securities or any derivative securities that provide the economic equivalent of ownership of any of the Company’s securities; engaging in any hedging transaction with respect to the Company’s securities; or pledging Company securities as collateral for a loan. Gifts (transfer of our stock without consideration) are subject the same restrictions as all other trades, and are prohibited during a period when the insider is not permitted to trade.

Code of Business Conduct and Ethics

Repligen has adopted the Code of Business Conduct and Ethics as its “code of ethics” as defined by regulations promulgated under the Securities Act of 1933, as amended, or the Securities Act, and the Exchange Act (and in accordance with the NASDAQ requirements for a “code of conduct”), which applies to all of the

Company’s directors, officers and employees, including its principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. A current copy of the Code of Business Conduct and Ethics is available at the “Investors” — “Corporate Governance” — “Policies and Charters” section of the Company’s website at http://www.repligen.com. A copy of the Code of Business Conduct and Ethics may also be obtained free of charge from the Company upon a request directed to Repligen Corporation, Attention: Investor Relations, 41 Seyon Street, Building #1, Suite 100, Waltham, MA 02453. The Company will promptly disclose any substantive changes in or waivers, along with reasons for the waivers, of the Code of Business Conduct granted to its executive officers, including its principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, and its directors by posting such information on its website at http://www.repligen.com under “Investors” — “Corporate Governance.”

Risk Oversight

The Company’s management is responsible for assessing and managing risk and the Board of Directors oversees and reviews certain aspects of the Company’s risk management efforts. The Board of Directors is involved in risk oversight through direct decision-making authority with respect to significant matters and the oversight of management by the Board of Directors and its committees. The Board of Directors is responsible for overseeing risks related to the Company’s overall strategy, including, among others, product development, potential asset acquisitions, financial reporting, business continuity (including succession planning) and reputational risks faced by the Company.

The committees of the Board of Directors execute their oversight responsibility for risk management as follows:

•

The Audit Committee is responsible for overseeing the Company’s internal financial and accounting controls, work performed by the Company’s independent registered public accounting firm and the Company’s independent reviewer of internal controls. As part of its oversight function, the Audit Committee regularly discusses with management and the Company’s independent registered public accounting firm the Company’s major financial and controls-related risk exposures and steps that management has taken to monitor and control such exposures.

•

The Compensation Committee is responsible for overseeing risks related to the Company’s cash and equity-based compensation programs and practices. As part of its oversight function, the Compensation Committee periodically discusses with the President and Chief Executive Officer as well as the Board of Directors, as necessary, the compensation plan for both executive officers and the non-employee directors, performance goals and objectives for the period and related achievement, peer group and other relevant compensation benchmarks and practices and other matters to ensure the Company’s compensation practices are in the best interest of the Company and its stockholders.

•

The Nominating and Corporate Governance Committee is responsible for overseeing risks related to the composition and structure of the Board of Directors and its committees and the Company’s corporate governance. In this regard, the Nominating and Corporate Governance Committee assesses the qualifications and independence of members of the Board of Directors, makes annual recommendations regarding Board of Directors and committee membership, and reviews transactions between the Company and its officers, directors, affiliates of officers and directors or other related parties for conflicts of interest.

BOARD MEETINGS AND COMMITTEES

The Board of Directors of the Company met nine times during the fiscal year ended December 31, 2015. During the fiscal year ended December 31, 2015, no director attended fewer than 75% of the aggregate of each of: (i) the total number of meetings of the Board of Directors; and (ii) the total number of meetings held by all committees of the Board of Directors on which such director served. The Board of Directors has a standing Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee. Each committee has a charter that has been approved by the Board of Directors. Each committee reviews the appropriateness of its charter periodically, as conditions dictate, but at least annually.

Audit Committee

The Audit Committee was established in accordance with section 3(a)(58)(A) of the Exchange Act and currently consists of Messrs. Ryan, Cox and Muir (effective as of October 2015). The Audit Committee is responsible for overseeing the accounting and financial reporting processes of the Company and the audits of the financial statements of the Company and exercising the responsibilities and duties set forth below, including but not limited to: (a) appointing, compensating and retaining the Company’s independent registered public accounting firm, (b) overseeing the work performed by any independent registered public accounting firm, including conduct of the annual audit and engagement for any other services, (c) assisting the Board of Directors in fulfilling its responsibilities by reviewing: (i) the financial reports provided by the Company to the SEC, the Company’s stockholders or to the general public, and (ii) the Company’s internal financial and accounting controls, (d) recommending, establishing and monitoring procedures designed to improve the quality and reliability of the disclosure of the Company’s financial condition and results of operations, (e) establishing procedures designed to facilitate (i) the receipt, retention and treatment of complaints relating to accounting, internal accounting controls or auditing matters and (ii) the receipt of confidential, anonymous submissions by employees of concerns regarding questionable accounting or auditing matters, (f) engaging advisors as necessary, and (g) serving as the Qualified Legal Compliance Committee in accordance with Section 307 of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated by the SEC thereunder. The Audit Committee met six times during the fiscal year ended December 31, 2015. Mr. Ryan currently serves as Chairperson of the Audit Committee. The Board has determined that Mr. Ryan qualifies as an “audit committee financial expert” under the rules of the SEC. Mr. Muir will replace Mr. Ryan as the Chairperson of the Audit Committee immediately following the Annual Meeting. The Board has determined that each member of the Audit Committee is independent within the meaning of the NASDAQ’s director independence standards and the SEC’s heightened director independence standards for audit committee members as determined under the Exchange Act.

The Audit Committee operates under a written charter adopted by the Board, a current copy of which is available on the Company’s website at http://www.repligen.com under “Investors” — “Corporate Governance” — “Policies and Charters.”

Audit Committee Report (1)

This report is furnished by the Company’s Audit Committee with respect to the Company’s financial statements for fiscal year 2015. The Company’s management is responsible for the preparation and presentation of complete and accurate financial statements. The independent registered public accounting firm Ernst & Young LLP is responsible for performing an independent audit of the Company’s financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”) and for issuing a report on its audit. The Audit Committee oversees and monitors the Company’s management and its independent registered public accounting firm throughout the financial reporting process.

(1)	The material in this report is not “soliciting material,” is not deemed filed with the SEC, and is not to be incorporated by reference in any filing of the Company under the Securities Act or under the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

The Audit Committee currently consists of Mr. Ryan, Chairperson, Mr. Cox and Mr. Muir. The Audit Committee has the responsibility and authority described in the Repligen Audit Committee Charter, which has been approved by the Board. The Board of Directors has determined that the members of the Audit Committee meet the independence requirements set forth in Rule 10A-3(b)(1) under the Securities Exchange Act of 1934, as amended, and the applicable rules of the National Association of Securities Dealers, Inc. and that Mr. Ryan qualifies as an “audit committee financial expert” under the rules of the SEC. The Audit Committee oversees the accounting and financial reporting processes of the Company and the audits of the financial statements of the Company. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls.

In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed with management of the Company and Ernst & Young LLP the audited financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements. The Audit Committee also reviewed the Company’s quarterly financial statements for the first three fiscal quarters during the fiscal year ended December 31, 2015 and discussed them with both the management of the Company and Ernst & Young LLP prior to including such interim financial statements in the Company’s quarterly reports on Form 10-Q. In connection with the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015 and the quarterly reports on Form 10-Q for its first, second and third fiscal quarters of the fiscal year ended December 31, 2015, the Audit Committee discussed the results of the Company’s certification process relating to the statements in the Company’s quarterly reports on Form 10-Q. In connection with the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015 and the quarterly reports on Form 10-Q for its first, second and third fiscal quarters of the fiscal year ended December 31, 2015, the Audit Committee discussed the results of the Company’s certification process relating to the certification of financial statements under Sections 302 and 906 of the Sarbanes-Oxley Act. In addition, the Audit Committee has received from Ernst & Young LLP the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding Ernst & Young LLP’s communications with the Audit Committee concerning independence, has discussed with Ernst & Young LLP their independence from management and the Company, and has considered the compatibility with Ernst & Young LLP’s independence as auditors of the non-audit services performed for the Company by Ernst & Young LLP.

The Audit Committee also reviewed management’s report on its assessment of the effectiveness of the Company’s internal control over financial reporting and Ernst & Young LLP’s report on the effectiveness of the Company’s internal control over financial reporting.

The Audit Committee discussed with Ernst & Young LLP the overall scope and plans for their audit. The Audit Committee met with Ernst & Young LLP to discuss the results of their examinations, their evaluations of the Company’s internal controls, including internal control over financial reporting, and the overall quality of the Company’s financial reporting.

The Audit Committee has also evaluated the performance of Ernst & Young LLP, including, among other things, the amount of fees paid to Ernst & Young LLP for audit and non-audit services. Based on its evaluation, the Audit Committee has selected Ernst & Young LLP (subject to stockholder ratification) to serve as the Company’s auditors for the fiscal year ending December 31, 2016.

The Audit Committee met six times during the fiscal year ended December 31, 2015. In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the Company’s audited financial statements and management’s assessment of the effectiveness of the Company’s internal control over financial reporting be included in the Report on Form 10-K for the fiscal year ended December 31, 2015 filed with the SEC, and the Board of Directors approved such inclusion.

Respectfully submitted by the Audit Committee,

Thomas F. Ryan, Jr., Chairperson

John G. Cox

Glenn P. Muir

Compensation Committee

The Compensation Committee, of which Dr. Cooper, Mr. Barthelemy and Mr. Muir (effective as of October 2015) are currently members, is responsible (among other duties and responsibilities) for (a) discharging the Board of Directors’ responsibilities relating to the compensation of the Company’s executive officers, (b) administering the Company’s cash incentive compensation and equity incentive plans, and (c) reviewing and discussing with management the Compensation Discussion and Analysis for inclusion in the Company’s proxy statement in accordance with applicable rules and regulations. The Compensation Committee is responsible for reviewing and making recommendations to management on company-wide compensation programs and practices, for taking final action with respect to the individual salary, bonus and equity arrangements of the Company’s Chief Executive Officer and other executive officers, and for recommending, subject to approval by the full Board of Directors, new equity-based plans and any material amendments thereto (including increases in the number of shares of Common Stock available for issuance thereunder) for which stockholder approval is required or desirable. The Compensation Committee met four times during the fiscal year ended December 31, 2015. Dr. Cooper serves as the Chairperson of the Compensation Committee. The Board has determined that each member of the Compensation Committee is independent within the meaning of the SEC and NASDAQ’s director independence standards.

The Compensation Committee operates under a written charter adopted by the Board of Directors, which is available on the Company’s website at http://www.repligen.com under “Investors” — “Corporate Governance” — “Policies and Charters.”

Compensation Committee Report

The Compensation Committee of the Board of Directors, which is comprised solely of independent directors within the meaning of applicable rules of NASDAQ, outside directors within the meaning of Section 162(m) of the Internal Revenue Code of 1986, or the Code, and non-employee directors within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934, is responsible for developing executive compensation policies and advising the Board of Directors with respect to such policies and administering the Company’s cash and equity incentive plans. The Compensation Committee sets performance goals and objectives for the Chief Executive Officer and the other executive officers, evaluates their performance with respect to those goals and sets their compensation based upon the evaluation of their performance. In evaluating executive officer pay, the Compensation Committee may retain the services of a compensation consultant and consider recommendations from the Chief Executive Officer with respect to goals and compensation of the other executive officers. The Compensation Committee assesses the information it receives in accordance with its business judgment. The Compensation Committee also periodically reviews non-employee director compensation. All decisions with respect to executive compensation are approved by the Compensation Committee and all decisions with respect to director compensation are recommended by the Compensation Committee to the full Board of Directors for approval.

The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Respectfully submitted by the Compensation Committee:

Glenn L. Cooper, Chairperson

Nicolas M. Barthelemy

Glenn P. Muir

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee of the Board of Directors consists currently of Ms. Dawes, Chairperson, Mr. Barthelemy and Mr. Ryan. The Nominating and Corporate Governance Committee met twice during the fiscal year ended December 31, 2015.

The Nominating and Corporate Governance Committee is responsible for: (a) identifying individuals qualified to become members of the Board of Directors, and selecting or recommending that the Board of Directors select the director nominees for election, (b) reviewing the Code of Business Conduct, (c) monitoring compliance with and periodically reviewing the Code of Business Conduct and Ethics and (d) reviewing and approving all related party transactions. The Nominating and Corporate Governance Committee may consider nominees for election as directors recommended by stockholders as described above.

Ms. Dawes serves as the Chairperson of the Nominating and Corporate Governance Committee. The Board of Directors has determined that each member of the Nominating and Corporate Governance Committee is independent within the meaning of the SEC’s and NASDAQ’s director independence standards.

The Nominating and Corporate Governance Committee operates under a written charter adopted by the Board, which is available on the Company’s website at http://www.repligen.com under “Investors” — “Corporate Governance” — “Policies and Charters.”

COMPENSATION DISCUSSION AND ANALYSIS

Year in Review

We achieved strong results in the fiscal year ended December 31, 2015, both in terms of our financial performance and in the achievement of certain key strategic objectives for the Company. Among the Company’s accomplishments in the fiscal year ended December 31, 2015 were the following:

•

The Company’s bioprocessing product revenue increased to $83.5 million, a gain of 38% over the prior year. Sales growth was driven by strong market adoption of our ATF filtration products, continued growth of our expanded OPUS line of chromatography columns, and robust demand for Protein A affinity ligand and growth factor products.

•

The Company’s product gross margins increased to 57.8% for 2015, compared to 53.6% in 2014. Margin improvements were primarily driven by increased capacity utilization and improved manufacturing yields.

•

The Company continued to build a strong internal foundation for growth, by expanding its global commercial infrastructure, enabling it to more effectively sell its proprietary products directly to end users worldwide, and to support new product launches.

•

The Company continues to build the Repligen brand and improve its customer interface through technical road shows, expansion of technical support and service capabilities and development of the new Repligen website with a renewed emphasis on bioprocessing applications, technology innovation and a more intuitive approach to understanding the value proposition of our products.

•

The Company invested in operational infrastructure in order to meet increased demand for our products and to be prepared to efficiently integrate new potential acquisitions. We expanded our senior operations team and installed robust systems and business processes to support expected organic and acquisition related growth.

•	The price of the Company’s common stock increased by 40.7% for the fiscal year ended December 31, 2015, compared to a decrease of -5.2% for the Russell 2000 Index during the same period.

Compensation Philosophy

The Company’s compensation philosophy is based on a desire to motivate its executive officers to enhance stockholder value, to provide a fair reward for this effort and to stimulate its executive officers’ professional and personal growth. The Company believes that the compensation of its executive officers should align the executive officers’ interests with those of the stockholders and focus executive officer behavior on the achievement of near-term corporate goals, as well as long-term business objectives and strategies.

It is the responsibility of the Compensation Committee of the Board to administer the Company’s compensation programs to ensure that they are competitive with other bioprocessing, healthcare supply and biotechnology companies and to include incentives that are designed to appropriately drive the Company’s continued development. The Compensation Committee reviews and approves all components of the Company’s executive officer compensation, including base salaries, annual cash incentive compensation and equity incentive compensation. The Compensation Committee recommends to the full Board for approval new equity-based plans and any material amendments thereto (including increases in the number of shares of Common Stock available for issuance thereunder) for which stockholder approval is required or desirable.

Objectives of the Compensation Programs

The Company’s compensation programs for its executive officers are designed to provide the following:

•	annual cash and incentive compensation that motivates the executive officers to manage the business to meet the Company’s short- and long-term objectives;

•

equity incentive compensation to ensure that its executive officers are motivated over the long-term to respond to the Company’s business challenges and opportunities as owners and not just as employees, thereby aligning the executive officers’ interests with those of stockholders; and

•

salaries that are competitive with other bioprocessing, healthcare supply and biotechnology companies with which the Company competes for talent, determined by comparing the Company’s pay practices with these companies.

Compensation Evaluation Processes

The Company’s executive officer compensation consists of three primary components: base salary, annual cash incentive compensation and equity incentive compensation. Each of these components is intended to complement the other, and taken together, to satisfy the Company’s compensation objectives. The Compensation Committee considers a number of factors in setting compensation for its executive officers, including Company performance, as well as the executive’s performance, experience, responsibilities and the compensation of executive officers in similar positions in our peer group of companies.

In evaluating our executive compensation programs for the fiscal year ended December 31, 2015, the Compensation Committee considered the stockholder advisory vote on our executive compensation, or the say-on-pay vote, for the fiscal year ended December 31, 2014, which was approved by over 95% of the votes cast. The Compensation Committee believes that the stockholders, through this advisory vote, endorsed the compensation philosophies of our Company and, thus, the Compensation Committee maintained the basic structure and design of our executive compensation programs for fiscal year 2015 with an increased emphasis on awards of equity incentives to align the executive officers’ financial interest with long-term stockholder value. The Compensation Committee intends to continue to align executive compensation programs with the interests of our stockholders and current market practice, including a continued emphasis on pay for performance. We will hold a say-on-pay vote on an annual basis until the next vote on the frequency of such stockholder advisory votes, which will occur no later than our 2017 Annual Meeting of Stockholders.

In establishing compensation levels for each executive officer, the Compensation Committee has the authority to engage the services of outside experts to assist it. Our finance and human resources departments support the Compensation Committee in its work and act in accordance with the direction given to them to administer our compensation programs. In addition, in the fiscal year ended December 31, 2015, the Compensation Committee retained Meridian Compensation Partners, LLC, or Meridian, an independent compensation consulting firm, to assist in assessing the competitiveness and effectiveness of the Company’s executive compensation programs. The Compensation Committee has assessed any potential conflicts of interest raised by the work of Meridian, our compensation consultant, and has determined that no such conflict of interest exists.

During the fiscal year ended December 31, 2015, the Compensation Committee held meetings with management and representatives of Meridian to:

•	review our compensation objectives;

•	review the actual compensation of our executive officers for consistency with our objectives;

•	analyze trends in executive compensation;

•

assess our variable cash compensation structure, as well as incentive plan components and mechanics, to ensure an appropriate correlation between pay and performance with resulting compensation opportunities that balance returns to the Company and its stockholders;

•	assess our equity-based awards programs against our objectives of executive incentive, retention and alignment with stockholder interests;

•	review our peer group and consider appropriate changes related to the realignment of our business;

•	benchmark our executive cash compensation and equity-based awards programs, and assess our pay versus performance against our peer group; and

•	review recommendations for fiscal year 2016 compensation for appropriateness relative to our compensation objectives.

In January 2016, Meridian provided the Compensation Committee with an analysis of base salary, target bonus, target total cash, long-term incentives value and design and target total compensation for employees, and cash and equity compensation for non-employee directors, of comparable companies in the biotechnology and health care supplies industries. In performing this analysis, Meridian used a peer group of 13 biotechnology and health care supply companies, which was reviewed and approved by the Compensation Committee and unchanged from the prior year peer group. The companies included in the peer group had revenues with a median of $116.0 million, as compared to the Company’s total revenue of $83.5 million in fiscal year 2015. The peer group used in the report presented for consideration of compensation decisions and approved by the Compensation Committee consisted of the following companies:

Affymetrix, Inc.	Halozyme Therapeutics, Inc.	Pacific Biosciences of Calif.
AMAG Pharmaceuticals, Inc.	Harvard Bioscience, Inc.	Sequenom, Inc.
Anika Therapeutics, Inc.	Luminex Corp.	Vascular Solutions, Inc.
Dyax Corp.	Meridian Bioscience, Inc.
Fluidigm Corp.	Merrimack Pharmaceuticals, Inc.

As summarized below, Meridian’s review of peer companies revealed that the Company’s base salaries and target bonus percentages and, in the aggregate, its long term incentives, were largely below the 50th percentile of peer group companies for the fiscal year ended December 31, 2015.

Base Salary as Compared to 50th Percentile of Peer Group

Name and Position	Base Salary for the Fiscal Year ended December 31, 2015	50th Percentile Base Salary for Position in Peer Group	Percent Actual Salary is Above (Below) 50th Percentile in Peer Group
Tony J. Hunt — Chief Executive Officer	$450,000	$538,175	(16%)
Jon K. Snodgres — Chief Financial Officer	$330,000	$320,000	3%
James R. Rusche — Senior Vice President, Research and Development	$311,000	$342,170	(9%)
Howard Benjamin — Vice President, Business Development	$279,000	$325,000	(14%)

Target Bonus Percentage as Compared to 50th Percentile of Peer Group

Name and Position	Target Bonus Percentage for the Fiscal Year ended December 31, 2015	50th Percentile Target Bonus for Position in Peer Group
Tony J. Hunt—Chief Executive Officer	60%	70%
Jon K. Snodgres — Chief Financial Officer	50%	40%
James R. Rusche — Senior Vice President, Research and Development	40%	41%
Howard Benjamin — Vice President, Business Development	40%	40%

Long-Term Incentives as Compared to Peer Group

Historically, the Compensation Committee made periodic grants of stock options with time-based vesting to align the executive officers’ financial interest with those of stockholders. However, such grants were not made every year. Based on Meridian’s review of our peer group, the majority of companies in the peer group made long term incentive awards to executive officers on an annual basis. The Compensation Committee believes that equity incentives, in the form of stock options, restricted stock units and restricted stock awards, subject to vesting over time or upon achievement of performance objectives, can be an effective vehicle for the long-term element of compensation, as these awards align individual and team performance with the achievement of the Company’s strategic and financial goals over time, and with stockholders’ interests. Stock options, which have exercise prices equal to at least fair market value of the Company’s stock on the date of grant, reward executive officers only if the stock price increases from the date of grant. Restricted stock units and restricted stock awards are impacted by all stock price changes, so the value to the executive officers is affected by both increases and decreases in stock price from the market price at the date of grant. The Compensation Committee granted stock options subject to time-based vesting over four years to its named executive officers in February 2013. In February 2014, February 2015 and February 2016, the Compensation Committee, based on Meridian’s review of peer group data, which showed that our aggregate long term incentives were below the 50th percentile of peer group companies, granted stock options and restricted stock units subject to time-based vesting over three years to its named executive officers. The size of these grants were based on long-term incentive levels for each of the executive officers that are a function of total cash compensation (base salary plus annual cash incentive compensation), as described in further detail under the section “Objectives for the Fiscal Year Ending December 31, 2016”. The Compensation Committee expects to annually grant additional long term incentive awards, potentially including a mix of restricted stock units, restricted stock awards, and stock option awards, in future years.

The Compensation Committee uses the peer group compensation data as one of several factors in determining appropriate compensation parameters for base salary, variable cash compensation and equity-based, long-term incentives. The Compensation Committee’s executive compensation decisions are made on a case-by-case basis, and specific benchmark results do not, in and of themselves, determine individual target compensation decisions.

The Compensation Committee anticipates that it will continue to conduct similar annual reviews of our executive compensation practices and use independent outside consultants for similar services in the future.

Executive Compensation

Each executive officer (except the Chief Executive Officer whose performance is reviewed directly by the Compensation Committee) has an annual performance review with the Chief Executive Officer, who makes recommendations on salary increases, promotions and equity and non-equity incentive awards to the Compensation Committee. The Compensation Committee believes its executive compensation programs for the fiscal year ended December 31, 2015, which rewarded the Company’s accomplishments during the year, including the strong growth in product revenue, improvement in gross margins, improvement of production efficiencies, development of new product offerings and the significant return to stockholders resulting from the increase in the price of the Company’s common stock, encouraged sustained achievement of longer-term goals and initiatives and maintained a motivated and engaged leadership team.

Base Salary

Base salary represents the fixed portion of an executive officer’s compensation and is intended to provide compensation for day-to-day performance. The Compensation Committee believes that a competitive base salary is a necessary element of any compensation program that is designed to attract and retain talented and experienced executives. Each executive officer’s base salary is initially determined upon hire or promotion based on the executive officer’s responsibilities, prior experience, individual compensation history and salary levels of other executives within the Company and similarly situated executives at our peer group. Base salary is typically reviewed annually. The Company believes that the base salaries paid to the executive officers during the fiscal year ended December 31, 2015 achieved its compensation objectives.

For the fiscal year ended December 31, 2015, the Compensation Committee increased Mr. Hunt’s base salary by 36%, from $330,000 to $450,000 (effective as of Dr. Herlihy’s retirement and Mr. Hunt’s appointment to President and Chief Executive Officer), Mr. Snodgres’ base salary by 3.1% from $320,000 to $330,000, Dr. Rusche’s base salary by 3.0% from $302,000 to $311,000 and Dr. Benjamin’s base salary by 3.0% from $271,000 to $279,000. Dr. Herlihy’s annual base salary for the year ended December 31, 2015 was $490,000.

For the fiscal year ending December 31, 2016, the Compensation Committee increased Mr. Hunt’s base salary by 11.1%, from $450,000 to $500,000, Mr. Snodgres’ base salary by 3.0% from $330,000 to $339,900, Dr. Rusche’s base salary by 2.0% from $311,000 to $317,220 and Dr. Benjamin’s base salary by 3.0% from $279,000 to $287,370. The compensation report prepared by Meridian showed that the 2016 base salaries of these executive officers were competitive with the 50th percentile among the Company’s peer group as disclosed above. These base salary increases were based on each executive officer’s performance, qualifications, experience, responsibilities and Meridian’s survey of the publicly disclosed compensation for similar positions at companies in the peer group.

Annual Cash Incentive Compensation Plan

The Company’s executive officers other than the Chief Executive Officer are eligible to receive annual cash incentive compensation based on both corporate results as measured against the goals set forth below, or the Company Objectives, and their own individual performance, pursuant to the Annual Cash Incentive Compensation Plan, or the Plan. Mr. Hunt is eligible to receive annual cash compensation based solely on corporate results as measured against the Company Objectives pursuant to the Plan. The annual cash incentive compensation earned by each executive officer is determined by the Compensation Committee after the end of each fiscal year and calculated as a percentage of an executive officer’s base salary.

The Company establishes the target amount of its annual cash incentive compensation at a level that represents a meaningful portion of the executive officers’ current paid out cash compensation, and sets a threshold performance level for each executive. In establishing these levels, in addition to considering the incentives that the Company wants to provide to the executive officers, it also considers the annual cash incentive compensation levels for comparable positions within our peer group and our own historical practices.

The overall Company Objectives for the fiscal year ended December 31, 2015, or the Performance Period, related to product revenue, financial performance, product development, manufacturing and quality, sales and marketing and business and corporate development.

Plan Protocol

The Compensation Committee administers the Plan:

1.	At the beginning of the fiscal year, the Chief Executive Officer, with assistance from senior management, proposes annual corporate goals, measurement criteria and weightings, subject to review and approval by the Compensation Committee.

2.	At the beginning of the following fiscal year, the Chief Executive Officer evaluates performance levels and the achievement of these annual corporate goals for all executive officers except for himself, which are subject to review and approval by the Compensation Committee. Specific bonus award recommendations for all participants (except the Chief Executive Officer) are submitted by the Chief Executive Officer to the Compensation Committee for review and approval. The Compensation Committee evaluates and approves performance levels and achievement of the annual corporate goals and approves the specific bonus award for the Chief Executive Officer.

3.	The Compensation Committee determines the size of the overall bonus pool and the bonus awards for individual participants based on the target bonus figures, the Company’s performance against the above Company Objectives and, in the case of executive officers other than the Chief Executive Officer, individual performance.

Plan Payout

The Compensation Committee is responsible for evaluating actual performance against the performance goals and determining the actual bonus award earned. The Chief Executive Officer submits a documented evaluation of the performance of each of the other participants to the Compensation Committee for its consideration to assist the Compensation Committee in its review and proposed bonus awards. The Compensation Committee makes all final determinations regarding performance evaluations of participants and actual bonus awards. See the section titled “Performance Criteria” below for a discussion on the performance criteria and determinations for the fiscal year ended December 31, 2015.

Generally, the Company must attain a minimum of 60% overall achievement of its corporate goals for any payment to be made pursuant to the Plan, and the Compensation Committee may, at its discretion, elect not to pay bonuses. However, should the Company attain less than 60% overall achievement of its goals, the Compensation Committee may elect to pay a cash bonus. A target bonus (as a percentage of base salary) and the weight assigned to corporate and individual results is determined for participants based upon their position. The final incentive payout is determined for each participant based on the achievement of corporate and individual goals defined for each organizational level and position and the target incentive percentage.

For the fiscal year ended December 31, 2015, the Company established a target annual cash incentive award for each of the executive officers, depending on their role, experience and objectives to be achieved as follows:

Individual Annual Cash Incentive Targets

	Bonus Target as % of Salary for the Fiscal Year ended December 31, 2015	Portion Tied to Corporate Results	Portion Tied to Individual Results
Tony J. Hunt	60%	100%	0%
Jon K. Snodgres	50%	60%	40%
James R. Rusche	40%	60%	40%
Howard Benjamin	40%	60%	40%

Dr. Herlihy was not employed on the date that cash incentive payments were made under the Plan and, accordingly, was not eligible to receive a cash incentive bonus under the Plan. However. Dr. Herlihy received a prorated cash incentive bonus based on the achievement of Company objectives as described below in the section titled “Transitional Services and Separation Agreement With Dr. Herlihy.”

Performance Criteria

The incentive compensation of executive officers is based on the achievement of certain goals by the Company, as a whole, and, for executive officers other than the Chief Executive Officer, on the achievement of individual performance goals. Criteria and specific goals within each category are as follows:

Company Performance

•	The extent to which key product manufacturing, product sales, financial, research, clinical and partnering or collaboration objectives of the Company have been met during the fiscal year.

Executive Performance

•	An executive officer’s involvement in and responsibility for the attainment of key product manufacturing, product sales, financial, research, clinical and other strategic objectives of the Company;

•	The involvement of an executive officer in personnel recruitment, retention and morale; and

•	The responsibility of the executive officer in working within budgets, controlling costs and other aspects of expense management.

Achievement of Corporate Objectives and Cash Incentive Determination

The portion of cash incentive tied to corporate results is determined based on evaluation of the percentage achievement of the established corporate objectives, which were determined at the beginning of the fiscal year. These objectives include product revenue, financial performance, product development, manufacturing and quality, sales and marketing and business and corporate developments. The corporate objectives are designed to be difficult to achieve at 100%, and the Compensation Committee assesses the attainment of these objectives. The Chief Executive Officer evaluated the actual performance of the other executive officers against the performance goals and submitted such evaluation to the Compensation Committee. The ultimate determination of achievement of the objectives is at the sole discretion of the Compensation Committee following discussions with management and is based both on quantitative, objective calculations such as the achievement of certain financial or clinical milestones, as well as a qualitative assessment, which takes into consideration the level of effort, end results, and other contributing internal and external factors that could reasonably be expected to impact performance. The Compensation Committee determined that the overall achievement of the corporate portion of the cash incentive plan for all officers was 110%.

The following is a summary of the corporate objectives for the fiscal year ended December 31, 2015 and the detailed calculation supporting the achievement of each such objective. The Compensation Committee, using its discretion, reviewed this evaluation and determined that the aggregate percentage achievement of the corporate objectives was 110% in recognition of the strong stock performance and significant achievements in the year ended December 31, 2015.

Company Objectives for the Fiscal Year ended December 31, 2015	Weight	Percent Score (achievement as determined by Compensation Committee)	Weighted Score
Revenue
Achieve $71.6 million in sales revenue and a minimum amount of direct product sales, including sales attributable to the ATF and OPUS product lines	20%	117.5%	23.5%

Financial Performance
Achieve gross margin greater than 56%, operating income greater than $14.1 million and net income greater than $11.0 million (operating and net income excludes impact of contingent consideration expense)	20%	120.0%	24.0%

Product Development
Complete development of OPUS product offering; complete development of new chromatographic media; finalize development of single use ATF	15%	76.0%	11.4%

Manufacturing and Quality
Improve production efficiencies to support continuous improvements in gross margins for ligands and OPUS; improve OPUS and ATF delivery times, ensure overall delivery, quality and supply chain security are competitive advantages	15%	83.0%	12.5%

Sales and Marketing
Manage and expand commercial partnerships; expand and increase effectiveness of direct sales and marketing in Europe and Asia; improve customer interface through technical road shows	20%	110.0%	22.0%

Business and Corporate Development
Complete expansion of information technology applications; establish partnerships to support future product development; identify M&A pipeline opportunities	10%	96.0%	9.6%

TOTAL CORPORATE PERFORMANCE	100.0%		103.0%

As the Company’s current President and Chief Executive Officer, Mr. Hunt is responsible for overseeing all of our corporate functions, product development, clinical activities and partnering and marketing activities. Because of his role and responsibilities, Mr. Hunt’s annual cash incentive is calculated based solely on corporate performance to closely align his compensation with the Company’s performance. For the year ended December 31, 2015, the Compensation Committee determined that Mr. Hunt would be awarded 110.0% of his target cash incentive compensation.

Achievement of Individual Objectives

In addition to the corporate objectives outlined above, executive officers with the exception of Mr. Hunt also have an individual objective component to their annual cash incentive compensation. The performance assessment for the individual objectives of the executive officers is not calculated on a line item basis, but rather represents an overall assessment as to how the executive officer contributed to the success of the Company within his or her area of responsibility. The individual objectives are designed to be difficult to achieve at 100%. The Compensation Committee has assessed the attainment of these individual objectives by each executive officer.

As the Company’s Chief Financial Officer, Mr. Snodgres is responsible for the Company’s internal systems and financial controls. Specifically, Mr. Snodgres’ individual objectives for 2015 included expanding the Company’s Enterprise Resource Planning (“ERP”) system functionality to improve organizational efficiency, upgrade the Company’s Sarbanes Oxley control narratives and institute compliant business processes, and expand management and external reporting capabilities to enhance business decision making and improve transparency of financial performance. The overall evaluation of achievement of these factors involves both quantitative and qualitative analysis. The Chief Executive Officer evaluated Mr. Snodgres’ actual performance against his individual objectives and submitted such evaluation to the Compensation Committee, which determined that the aggregate achievement of the individual objectives for Mr. Snodgres was 100.0%.

Dr. Rusche is ultimately responsible for providing leadership on all of Repligen’s research and development activities. Specifically, his objectives included driving process and new product development work to assist with the growth of our bioprocessing business; supporting our business development initiatives; and representing Repligen to the scientific community as necessary. The overall evaluation of achievement of these factors involves both quantitative and qualitative analysis. The Chief Executive Officer evaluated Dr. Rusche’s actual performance against his individual objectives and submitted such evaluation to the Compensation Committee, which determined that the aggregate achievement of the individual objectives for Dr. Rusche was 85.0%.

Dr. Benjamin is ultimately responsible for Repligen’s business development activities. Specifically, his objectives included identifying and closing new bioprocessing product acquisitions and other new business opportunities as well as matters related to our supply relations. The overall evaluation of achievement of these factors involves both quantitative and qualitative analysis. The Chief Executive Officer evaluated Dr. Benjamin’s actual performance against his individual objectives and submitted such evaluation to the Compensation Committee, which determined that the aggregate achievement of the individual objectives for Dr. Benjamin was 105.0%.

Transitional Services and Separation Agreement With Dr. Herlihy

Pursuant to the Transitional Services and Separation Agreement entered into between Repligen and Dr. Herlihy on January 22, 2015, Dr. Herlihy was eligible to receive a prorated bonus for 2015 based on the corporate results achievement. For the year ended December 31, 2015, the Compensation Committee determined that Dr. Herlihy would be awarded 110.0% of his target cash incentive compensation based on his effective date of resignation, which was equal to $134,420.

Cash Incentive Payments Under the Plan

For the fiscal year ended December 31, 2015:

•	Mr. Hunt’s cash incentive of $297,000 was calculated based on an overall achievement of 110.0% as discussed above.

•	Mr. Snodgres’ cash incentive of $174,900 was calculated based on individual results achievement of 100.0% and corporate results achievement of 110.0% for an overall achievement of 106.0%.

•	Dr. Rusche’s cash incentive of $124,400 was calculated based on an individual results achievement of 85.0% and corporate results achievement of 110.0% for an overall achievement of 100.0%.

•	Dr. Benjamin’s cash incentive of $120,528 was calculated based on an individual results achievement of 105.0% and corporate results achievement of 110.0% for an overall achievement of 108.0%.

Objectives for the Fiscal Year Ending December 31, 2016

Our executive compensation programs for the fiscal year ending December 31, 2016 are consistent with our programs for the fiscal year ended December 31, 2015, which received strong support from our stockholders in the “say on pay” advisory vote conducted at our 2015 Annual Meeting of Stockholders. The corporate performance objectives for each executive are as follows:

•	Product Revenue and Financial Performance — achieve sales targets; meet gross margin and profit targets.

•	Manufacturing and Quality — expand production capacity and throughput and reduce lead times for bioprocessing products; continued focus on quality and business continuity for customers.

•	Product Development — launch single use ATF products.

•	Sales and Marketing — extend strategic partnership agreements for ligand products; expand commercial presence in Europe and Asia; launch new products.

•	Business and Corporate Development — seek product/company acquisitions; expand partnerships in bioprocessing.

Equity Incentive Compensation

The Compensation Committee believes that equity incentives in the form of stock options and restricted stock units subject to vesting over time are an effective vehicle for long-term compensation. Equity incentives align individual and team performance with the achievement of the Company’s strategic and financial goals and stockholders’ interests.

Equity grants have historically been in the form of stock options that vest over a specified period of time. Beginning in 2014, the Compensation Committee has authorized grants of restricted stock units to executive officers and certain key employees.

In the future, the Compensation Committee expects to grant annual long term incentive awards consistent with the 2015 and 2016 awards, though the Compensation Committee may subject a portion of these awards to performance-based vesting criteria. Stock options reward executive officers only if the stock price increases from the date of grant over time. Restricted stock units are impacted by all stock price changes, so the value to the executive officers is affected by both increases and decreases in stock price from the market price at the date of grant.

In the fiscal year ended December 31, 2015, the Compensation Committee considered a number of factors in determining what, if any, equity incentive compensation to grant to the executive officers, including:

•	the performance of the Company during the fiscal year;

•	the number of shares subject to, and exercise price of, outstanding options, both vested and unvested, held by the executive officers;

•	the number of restricted stock units held by the executive officers;

•	the vesting schedule of the unvested equity awards held by the executive officers;

•	the financial statement impact of any equity award;

•	the amount and percentage of the total equity on a diluted basis held by the executive officers; and

•	the available shares under the Company’s equity incentive plan.

In February 2015, the Compensation Committee approved the following equity awards to our named executive officers, each of which vests over three years from the grant date. For additional information regarding equity awards made to our named executive officers in 2015, see the “Grants of Plan-Based Awards for the Fiscal Year ended December 31, 2015” table below.

Name	Number of Shares Underlying Stock Option (#)	Restricted Stock Units (#)
Tony J. Hunt	39,037	20,276
Jon K. Snodgres	11,445	5,945
James R. Rusche	10,067	5,229
Howard Benjamin	9,031	4,691

2016 Equity Incentive Compensation

The Compensation Committee granted long term incentive compensation awards consisting of both stock options and restricted stock units, both of which are subject to vesting over three years, to each of the named executive officers in February 2016. Long term incentive compensation awards for the year ending December 31, 2016 are also split equally (based upon dollar value) between restricted stock units and stock options vesting over three years.

Other Compensation

All full-time employees, including the executive officers, may participate in the health and welfare benefit programs, including medical, dental and vision care coverage, disability and life insurance and the Company’s 401(k) plan.

Transitional Services and Separation Agreement with Dr. Herlihy

On May 21, 2015, Walter C. Herlihy retired from his role as the Company’s Chief Executive Officer and transitioned into the role of Senior Advisor. As of May 21, 2015, Dr. Herlihy ceased to be an executive officer of the Company. In connection with his resignation as President and Chief Executive Officer, the Company entered into a Transitional Services and Separation Agreement with Dr. Herlihy under which the Company agreed to: (i) engage Dr. Herlihy as Senior Advisor to the Company on an “at will” basis through December 31, 2015, or the Transition Period, unless either party elected to end the relationship on an earlier date; (ii) continue to pay Dr. Herlihy his salary and provide him with benefits during the Transition Period; (iii) permit continued vesting of Dr. Herlihy’s outstanding equity awards during the Transition Period, (iv) pay Dr. Herlihy a bonus targeted at 65% of his base salary based on achievement of the Company Objectives, prorated through May 21, 2015; and (v) accelerate 50% of Dr. Herlihy’s then unvested stock options and restricted stock units as of the date of termination of his employment.

Amounts paid to Dr. Herlihy pursuant to the Transitional Services and Separation Agreement are set forth below under the heading “Director and Executive Officer Compensation — Summary Compensation Table for the Fiscal Years ended December 31, 2015 , 2014 and 2013”.

Tax and Accounting Considerations

We have not provided or agreed to provide any of our executive officers or directors with a gross-up or other reimbursement for tax amounts they might pay pursuant to Section 4999 or Section 409A of the Code. Sections 280G and 4999 of the Code provide that executive officers, directors who hold significant stockholder interests and certain other service providers could be subject to significant additional taxes if they receive payments or benefits in connection with a change in control of our Company that exceed certain limits, and that we or our successor could lose a deduction on the amounts subject to the additional tax. Section 409A also imposes additional significant taxes on the individual in the event that an employee, director or service provider receives “deferred compensation” that is not exempt from or does not meet the requirements of Section 409A.

For our financial statements, cash compensation, such as salary and bonus, is expensed and for our income tax returns, cash compensation is generally deductible except as set forth below. For equity-based compensation, we expense the fair value of such grants over the requisite service period.

Section 162(m) of the Code imposes a $1 million cap on the federal income tax deduction for compensation paid to our Chief Executive Officer and to certain other highly compensated officers during any fiscal year unless the compensation is “performance-based” under Section 162(m). Whenever possible, we endeavor to structure our compensation policies to qualify as performance-based under Section 162(m). Nonetheless, from time to time certain nondeductible compensation may be paid and the Board of Directors and the Compensation Committee reserve the authority to award nondeductible compensation to executive officers in appropriate circumstances.

Compensation Risk Assessment

The Compensation Committee considers and evaluates risks related to our cash and equity-based compensation programs and practices as well as evaluates whether our compensation plans encourage participants to take excessive risks that are reasonably likely to have a material adverse effect on the Company. Consistent with SEC disclosure requirements, the Compensation Committee has worked with management to assess compensation policies and practices for Company employees and has concluded that such policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company.

DIRECTOR AND EXECUTIVE OFFICER COMPENSATION

Compensation Earned

The following table summarizes the compensation earned during the fiscal years ended December 31, 2015, 2014 and 2013 by the Company’s principal executive officer, principal financial officer, other most highly compensated executive officers who were serving as executive officers as of December 31, 2015 and whose total compensation exceeded $100,000 and one additional individual for whom disclosure would have been provided but for the fact that the individual was not serving as an executive officer as of such date. These individuals are referred to as named executive officers.

Summary Compensation Table for the Fiscal Years ended December 31, 2015, 2014 and 2013

Name and Principal Position	Year	Salary ($)		Stock Awards ($) (1)		Option Awards ($) (1)		Non-Equity Incentive Plan Compensation ($) (2)	All Other Compen- sation ($) (3)		Total ($)
Tony J. Hunt (4)	2015	403,846		531,231		554,193		297,000	2,000		1,788,270
President and Chief Executive Officer	2014	218,736	(5)	413,750		433,855		139,277	—		1,205,618

Jon K. Snodgres (6)	2015	330,000		155,759		162,480		174,900	2,000		825,139
Chief Financial Officer	2014	150,805	(7)	122,500		127,850		81,619	77,000	(8)	559,774

James R. Rusche Senior Vice President, Research and Development	2015	311,000		137,000		142,917		124,400	2,000		717,317
	2014	302,000		105,706		105,725		138,920	2,000		654,351
	2013	293,000		—		130,576		114,856	2,000		540,432

Howard Benjamin	2015	279,000		122,904		128,209		120,528	2,000		652,641
Vice President, Business Development	2014	271,000		94,855		94,876		124,660	2,000		587,391
	2013	262,500		—		130,576		105,000	2,000		500,076

Walter C. Herlihy (9) Former President and Chief Executive Officer	2015	490,000	(10)	78,081	(11)	535,998	(11)	—	136,420	(12)	1,240,499
	2014	490,000		392,006		392,095		366,275	2,000		1,642,376
	2013	475,000		—		277,474		285,000	2,000		1,039,474

(1)	Represents the aggregate grant date fair value for awards granted in the respective fiscal years calculated in accordance with the FASB Accounting Standard Codification Topic 718 Compensation — Stock Compensation. The assumptions the Company used for calculating the grant date fair values are set forth in note 2 to the Company’s consolidated financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015.
(2)	Except as otherwise set forth below, amounts listed represent payments made in 2016, 2015 and 2014, respectively, under the Company’s Annual Cash Incentive Compensation Plan, as described above.
(3)	Except as otherwise set forth below, represents the match, paid by Repligen on behalf of such individual into the Repligen Corporation 401(k) Savings Plan, on the first 5% of eligible compensation for the years ended December 31, 2015, 2014 and 2013, respectively, contributed by such individual subject to a maximum of $2,000 per year.
(4)	Mr. Hunt is a named executive officer for the years ended December 31, 2015 and 2014; he was not an employee during the fiscal year ended December 31, 2013.
(5)	Mr. Hunt’s employment with the Company commenced on May 5, 2014. His annualized base salary for the year ended December 31, 2014 was $330,000.
(6)	Mr. Snodgres is a named executive officer for the years ended December 31, 2015 and 2014; he was not an employee during the fiscal year ended December 31, 2013.
(7)	Mr. Snodgres’ employment with the Company commenced on July 17, 2014. His annualized base salary for the year ended December 31, 2014 was $320,000.

(8)	In addition to the match paid by Repligen as noted above, Mr. Snodgres received relocation assistance totaling $75,000 during the year ended December 31, 2014.
(9)	On January 22, 2015, Dr. Herlihy and the Company entered into the Transition Agreement, pursuant to which Dr. Herlihy transitioned from his role as President and Chief Executive Officer to Senior Advisor to the Company, effective May 21, 2015.
(10)	Pursuant to the terms of the Transitional Services and Separation Agreement, Dr. Herlihy received his base salary of $490,000 per year through December 31, 2015.
(11)	Pursuant to the terms of the Transitional Services and Separation Agreement, the Company accelerated the vesting of 50% of the shares of Common Stock underlying Dr. Herlihy’s outstanding and unvested stock options and restricted stock units as of December 31, 2015. The amounts reported reflect the incremental fair value as of December 31, 2015 calculated in accordance with FASB Accounting Standard Codification Topic 718 Compensation — Stock Compensation.
(12)	The amount reported represents the prorated portion of the bonus payment Dr. Herlihy would have received under the Annual Cash Incentive Compensation Plan had he remained employed through the payment date, based on his transition date of May 21, 2015, which was paid to him pursuant to the terms of the Transitional Services and Separation Agreement.

Grants of Plan-Based Awards for the Fiscal Year ended December 31, 2015

The table below sets forth grants of awards that were made in the fiscal year ended December 31, 2015 to our named executive officers.

Name	Grant Date	Target Future Payouts Under Non- Equity Incentive Plan Awards ($) (1)	Threshold Future Payouts Under Non- Equity Incentive Plan Awards ($) (3)	All other Stock Awards: Number of Shares of Stock or Units (#)	All other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Share)	Grant Date Fair Value of Stock and Option Awards ($)
Tony J. Hunt	—	270,000	162,000	—	—	—	—
	02/26/2015	—	—	—	39,037	26.20	554,193
	02/26/2015	—	—	20,276	—	—	531,231

Jon K. Snodgres	—	165,000	125,400	—	—	—	—
	02/26/2015	—	—	—	11,445	26.20	162,480
	02/26/2015	—	—	5,945	—	—	155,759

Howard Benjamin	—	111,600	84,816	—	—	—	—
	02/26/2015	—	—	—	9,031	26.20	128,209
	02/26/2015	—	—	4,691	—	—	122,904

James R. Rusche	—	124,400	94,544	—	—	—	—
	02/26/2015	—	—	—	10,067	26.20	142,917
	02/26/2015	—	—	5,229	—	—	137,000

Walter C. Herlihy (2)	—	318,500	122,200	—	—	—	—
	01/22/2015	—	—	—	21,250	6.23	386,421
	01/22/2015	—	—	—	15,733	15.91	149,577
	01/22/2015	—	—	8,213	—	—	78,081

(1)	The amounts represent the target bonus. The actual bonus awarded by the Compensation Committee can be higher or lower than the target depending on achievement of corporate and individual goals. The actual amounts awarded for 2015 performance are listed in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table.
(2)	Dr. Herlihy’s target bonus under the Annual Cash Incentive Compensation Plan was equal to 65% of his base salary. However, pursuant to the terms of the Transitional Services and Separation Agreement, Dr. Herlihy was entitled to receive a bonus based on his prorated base salary through May 21, 2015.
(3)	The amounts represent the threshold bonus assuming an achievement of 60% of the corporate goals and 100% achievement of the individual goals for Mr. Snodgres, Dr. Benjamin and Dr. Rusche.

Discussion of Summary Compensation Table and Grants of Plan-Based Awards Table

The Company’s executive compensation policies and practices, pursuant to which the compensation set forth in the Summary Compensation Table and the Grants of Plan-Based Awards Table was paid or awarded, are described above under “Compensation Discussion and Analysis.” The material terms of employment agreements and arrangements with our named executive officers are described below under the heading “Potential Payments upon Termination or Change-in-Control — Employment Arrangements.”

Outstanding Equity Awards at December 31, 2015

This following table sets forth certain information regarding the outstanding stock option grants and stock awards held by the named executive officers at December 31, 2015.

		Option Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (1)
Tony J. Hunt	5/5/2014	6,042	24,169	(2)	$16.55	5/5/2024	—		—
	5/5/2014	3,957	15,832	(3)	$16.55	5/5/2024	—		—
	5/5/2014	—	—		—	—	20,000	(4)	565,800
	2/26/2015	—	39,037	(5)	$26.20	2/26/2025	—		—
	2/26/2015	—	—		—	—	20,276	(6)	573,608

Jon K. Snodgres	7/14/2014	2,000	8,000	(7)	$24.50	7/14/2024	—		—
	7/14/2014	—	—		—	—	4,000	(8)	113,160
	2/26/2015	—	5,838	(9)	$26.20	2/26/2025	—		—
	2/26/2015	—	5,607	(10)	$26.20	2/26/2025	—		—
	2/26/2015	—	—		—	—	5,945	(11)	168,184

Howard Benjamin	2/28/2013	20,000	20,000	(12)	$6.23	2/28/2023	—		—
	2/27/2014	—	4,968	(13)	$15.91	2/27/2024	—		—
	2/27/2014	—	2,646	(14)	$15.91	2/27/2024	—		—
	2/27/2014	—	—		—	—	3,974	(15)	112,424
	2/26/2015	—	4,280	(16)	$26.20	2/26/2025	—		—
	2/26/2015	—	4,751	(17)	$26.20	2/26/2025	—		—
	2/26/2015	—	—		—	—	4,691	(18)	132,708

James R. Rusche	7/15/2010	25,000	—		$3.33	7/15/2020	—		—
	2/28/2013	20,000	20,000	(19)	$6.23	2/28/2023	—		—
	2/27/2014	2,920	5,838	(20)	$15.91	2/27/2024	—		—
	2/27/2014	1,323	2,646	(21)	$15.91	2/27/2024	—		—
	2/27/2014	—	—		—	—	4,429	(22)	125,296
	2/26/2015	—	4,626	(23)	$26.20	2/26/2025	—		—
	2/26/2015	—	5,441	(24)	$26.20	2/26/2025	—		—
	2/26/2015	—	—		—	—	5,229	(25)	147,928

Walter C. Herlihy	2/28/2013	42,500	—		$6.23	2/28/2023	—		—
	2/27/2014	31,467	—		$15.91	2/27/2024	—		—

(1)	The value of equity awards is based on the closing price of our stock on the NASDAQ Global Market on December 31, 2015, which was $28.29.
(2)	6,042 shares vest on each of the following dates: May 5, 2016, May 5, 2017 and May 5, 2018; 6,043 shares vest on May 5, 2019.
(3)	3,958 shares vest on each of the following dates: May 5, 2016, May 5, 2017, May 5, 2018 and May 5, 2019.

(4)	5,000 shares vest on each of the following dates: May 5, 2016, May 5, 2017, May 5, 2018 and May 5, 2019.
(5)	13,013 shares vested on February 26, 2016; 13,012 shares vest on each of the following dates: February 26, 2017 and February 26, 2018.
(6)	6,759 shares vest on each of the following dates: February 26, 2016 and February 26, 2018; 6,758 shares vest on February 26, 2017.
(7)	2,000 shares vest on each of the following dates: July 14, 2016, July 14, 2017, July 14, 2018 and July 14, 2019.
(8)	1,000 shares vest on each of the following dates: July 14, 2016, July 14, 2017, July 14, 2018 and July 14, 2019.
(9)	1,946 shares vest on each of the following dates: February 26, 2016, February 26, 2017 and February 26, 2018.
(10)	1,869 shares vest on each of the following dates: February 26, 2016, February 26, 2017 and February 26, 2018.
(11)	1,982 shares vest on each of the following dates: February 26, 2016 and February 26, 2018; 1,981 shares vest on February 26, 2017.
(12)	10,000 shares vest on each of the following dates: February 28, 2016 and February 28, 2017.
(13)	2,484 shares vest on each of the following dates: February 27, 2016 and February 27, 2017.
(14)	1,323 shares vest on each of the following dates: February 27, 2016 and February 27, 2017.
(15)	1,987 shares vest on each of the following dates: February 27, 2016 and February 27, 2017.
(16)	635 shares vest on each of the following dates: February 26, 2016 and February 26, 2017; 3,010 shares vest on February 26, 2018.
(17)	2,376 shares vested on February 26, 2016, and 2,375 shares vest on February 26, 2017.
(18)	1,564 shares vest on each of the following dates: February 26, 2016 and February 26, 2018; 1,563 shares vest on February 26, 2017.
(19)	10,000 shares vest on each of the following dates: February 28, 2016 and February 28, 2017.
(20)	2,919 shares vest on each of the following dates: February 27, 2016 and February 27, 2017.
(21)	1,323 shares vest on each of the following dates: February 27, 2016 and February 27, 2017.
(22)	2,214 shares vested on February 26, 2016, and 2,215 shares vest on February 26, 2017.
(23)	635 shares vest on each of the following dates: February 26, 2016 and February 26, 2017; 3,356 shares vest on February 26, 2018.
(24)	2,721 shares vested on February 26, 2016, and 2,720 shares vest on February 26, 2017.
(25)	1,743 shares vest on each of the following dates: February 26, 2016, February 26, 2017 and February 26, 2018.

Option Exercises and Stock Vested for the Fiscal Year ended December 31, 2015

The following table sets forth certain information regarding the number of stock options exercised and amounts realized by the named executive officers under the Second Amended and Restated 2001 Repligen Corporation Stock Plan, the 1992 Repligen Corporation Stock Option Plan and the 2012 Repligen Corporation Stock Option and Incentive Plan, as amended (collectively “the Stock Plans”) in the year ended December 31, 2015.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (2)
Tony J. Hunt	—	—	5,000	192,300
Jon K. Snodgres	—	—	1,000	41,300
Howard Benjamin	18,807	448,109	1,988	51,111
James R. Rusche	—	—	2,215	56,948
Walter C. Herlihy	10,000	316,800	16,426	420,916

(1)	The value realized on exercise of an option award is based on the difference between the fair market value of our common stock on the date of exercise and the exercise price of the option.

(2)	The value realized on vesting of restricted stock units is based on the closing price of our common stock on the trading date immediately preceding the date of vesting.

Pension Benefits

The Company has no defined benefits plans or other supplemental retirement plans for the named executive officers.

Nonqualified Deferred Compensation

The Company has no nonqualified defined contribution plans or other nonqualified deferred compensation plans for the named executive officers.

Potential Payments upon Termination or Change-in-Control

Employment Arrangements

Repligen entered into an offer letter for employment “at will” with Mr. Hunt on April 7, 2014. In connection with Dr. Herlihy’s resignation effective as of the date of the 2015Annual Meeting, the Board of Directors appointed Mr. Hunt as President and Chief Executive Officer, effective as of the date 2015 Annual Meeting. On February 26, 2015, the Company entered into an Amended and Restated Employment with Mr. Hunt which supersedes any previous agreements. Pursuant to the terms of the current employment agreement, in the event that Mr. Hunt’s employment is terminated by the Company without cause or he resigns for “good reason”, Mr. Hunt will be entitled to receive severance pay equal to twelve months of his base salary at the rate then in effect, and 50% of his unvested stock options and other unvested stock-based awards will vest immediately. Mr. Hunt will also receive a cash payment equal to the Company’s monthly contribution to group health insurance coverage through COBRA for twelve months following the termination date. If Mr. Hunt’s employment is terminated within twelve months following a change in control of the Company, Mr. Hunt will be entitled to receive a lump sum payment equal to two times his base salary at the rate then in effect (or at the rate in effect immediately prior to the change in control, if higher), and 100% of his unvested stock options and other unvested stock-based awards will vest immediately. In addition, Mr. Hunt will receive a cash payment equal to the Company’s monthly contribution to group health insurance coverage through COBRA for eighteen months following the termination date.

Repligen entered into an offer letter for employment “at will” with Mr. Snodgres on June 10, 2014. The offer letter for Mr. Snodgres provides for certain benefits upon termination of his employment without cause, including the continuation of his base salary at the rate then in effect for a period of six months following the date of termination, health insurance coverage through COBRA for a period of six months with the cost of such benefits as in effect on the date of termination to be shared in the same relative proportion by the Company and Mr. Snodgres, and immediate vesting of 50% percent of all of Mr. Snodgres’ then unvested stock options and restricted stock awards.

On March 14, 1996, Repligen entered into a letter of agreement with each of Dr. Herlihy and Dr. Rusche in connection with Repligen’s acquisition and merger with Glycan Pharmaceuticals, Inc. These agreements are intended to provide for continuity of management during a change in control and align the interest of our executives with those of our stockholders so as to maximize the value to stockholders from any such change in control. These agreements provide for certain benefits upon the termination of employment, with or without cause, or upon a change in control of the Company. Upon termination of employment, with or without cause, or upon a change in control of the Company, 50% of the unvested stock options held by such executive officers shall vest immediately. Under these agreements, upon termination of employment, with or without cause, Dr. Herlihy and Dr. Rusche are entitled to receive severance of base salary continuation at the rate then in effect, payable monthly in arrears, until such executive officer becomes employed, but for no longer than eight months for Dr. Herlihy and six months for Dr. Rusche.

Dr. Herlihy entered into a Transitional Services and Separation Agreement with Repligen on January 22, 2015, which supersedes the letter agreement described above and provides for his transition from President and Chief Executive Officer of the Company to the role of Senior Advisor commencing on May 21, 2015 through December 31, 2015. Pursuant to the Transitional Services and Separation Agreement with Dr. Herlihy the Company agreed to: (i) engage Dr. Herlihy as Senior Advisor to the Company on an “at will” basis through December 31, 2015, or the Transition Period, unless either party elected to end the relationship on an earlier date; (ii) continue to pay Dr. Herlihy his base salary and provide him with benefits during the Transition Period; (iii) permit continued vesting of Dr. Herlihy’s outstanding equity awards during the Transition Period, (iv) pay Dr. Herlihy a bonus targeted at 65% of his base salary based on achievement of the Company Objectives, prorated through May 21, 2015and (v) accelerate 50% of Dr. Herlihy’s then unvested stock options and restricted stock units as of the date of termination of his employment.

Repligen entered into an offer letter for employment “at will” with Mr. Benjamin on December 2, 2008. The offer letter for Mr. Benjamin does not provide for benefits upon termination, with or without cause, or upon a change of control.

Equity Awards

The 2012 Stock Option and Incentive Plan, or the 2012 Stock Plan, provides that upon the effectiveness of a “sale event,” as defined in the 2012 Stock Plan, except as otherwise provided by the Compensation Committee in the award agreement, all outstanding awards will automatically terminate, unless the parties to the sale event agree that such awards will be assumed or continued by the successor entity. In addition, in the case of a sale event in which the Company’s stockholders will receive cash consideration, the Company may make or provide for a cash payment to participants holding options equal to the difference between the per share cash consideration and the exercise price of the options.

Stock options granted and currently held by a named executive officer, which have been granted under the 2001 Stock Plan do not automatically accelerate upon termination of such named executive officer’s employment or upon a change in control pursuant to the terms of the 2001 Stock Plan.

Assuming a qualifying termination were to have taken place on December 31, 2015, each of the named executive officers would have been entitled to the salary continuation set forth on the table below and the value of his awards that would be accelerated upon the termination would have been that amount shown in the table below.

	Payments and Benefits
	Salary Continuation ($)	Value of Stock Options Vesting ($) (1)	Value of Health Insurance Under COBRA ($)	Total ($)
Tony J. Hunt	450,000	845,304	19,314	1,314,618
Jon K. Snodgres	165,000	167,807	9,657	342,464
Howard Benjamin	—	—	—	—
James R. Rusche	155,500	420,278	—	575,778

(1)	Based on the intrinsic value of the stock options on December 31, 2015 based upon market closing price of $28.29 on that date.

Assuming a change in control and qualifying termination were to have taken place on December 31, 2015, each of the named executive officers would have been entitled to the salary continuation set forth on the table below and the value of his awards that would be accelerated upon the change-in-control would have been that amount shown in the table below.

	Payments and Benefits
	Salary Continuation ($)	Value of Stock Options Vesting ($) (1)	Value of Health Insurance Under COBRA ($)	Total ($)
Tony J. Hunt	900,000	1,690,607	28,971	2,619,578
Jon K. Snodgres	165,000	167,807	9,657	342,464
Howard Benjamin	—	—	—	—
James R. Rusche	155,500	420,278	—	575,778

(1)	Based on the intrinsic value of the stock options on December 31, 2015 based upon market closing price of $28.29 on that date.

Pursuant to the Transitional Services and Termination Agreement with Dr. Herlihy, the Company paid the following amounts to Dr. Herlihy in 2015:

Salary ($)	Stock Awards ($)	Option Awards ($)	All Other Compen- sation ($)	Total ($)
300,712	78,081(1)	153,293(1)	136,420(2)	668,506

(1)	The amounts reported reflect the value of the portion of Dr. Herlihy’s stock or option awards, as applicable, that accelerated pursuant to the terms of the Transitional Services and Separation Agreement.
(2)	The amount reported represents the prorated portion of the bonus payment Dr. Herlihy would have received under the Annual Cash Incentive Compensation Plan had he remained employed through the payment date, prorated based on his transition date of May 21, 2015, which was paid to him pursuant to the terms of the Transitional Services and Separation Agreement.

Director Compensation

For the fiscal year ended December 31, 2015, non-employee directors received an annual cash retainer for service on the Board of Directors and committees as set forth in the table below.

Annual Retainer
Board of Directors
Each Non-Employee Member of the Board	$45,000
Additional Retainer for the Chairperson	$80,000
Audit Committee
Committee Chairperson	$30,000
Other Committee Members	$10,000
Compensation Committee
Committee Chairperson	$16,000
Other Committee Members	$5,000
Nominating and Corporate Governance Committee
Committee Chairperson	$16,000
Other Committee Members	$5,000
Emeritus Directors (1)
Chairperson Emeritus	$35,000

(1)	Only payable if an emeritus director is not a member of the Board of Directors.

Under the Company’s Amended and Restated Director Compensation Policy, each newly-elected, non-employee director who joins the Board receives an option to purchase 24,000 shares of Common Stock on the date he or she joins the Board. These initial option grants vest in equal annual installments over a three-year period from the date of grant, provided such person is still a director on such vesting date. In addition, at each annual meeting, each non-employee director reelected to the Board by the stockholders is awarded annual equity compensation. In 2015, all non-employee directors, other than the Chairperson, were entitled to annual equity compensation of $85,000, and the Chairperson was entitled to annual equity compensation of $125,000. In February 2016, the Compensation Committee approved an amendment to the Amended and Restated Director Compensation Policy, in order to, among other things, increase the annual equity compensation awarded to all non-employee directors. Under the Amended and Restated Director Compensation Policy, as amended, all non-employee directors, other than the Chairperson, are entitled to annual equity compensation of $95,000, and the Chairperson is entitled to annual equity compensation of $135,000. 50% of the total annual equity compensation will be in the form of restricted stock units, and 50% of the total annual equity compensation will be in the form of stock options. All of these equity awards vest in full on the earlier of the first anniversary of the date of the grant or the next annual meeting of the stockholders, provided such person is still a director on such vesting date.

Director Compensation Table for the Fiscal Year Ended December 31, 2015

The following table sets forth a summary of the compensation the Company paid to its non-employee directors in the year ended December 31, 2015.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)(2)(3)	Option Awards ($) (1)(2)(3)	Total ($)
Nicolas M. Barthelemy	53,472	41,973	44,807	140,252
Glenn L. Cooper	68,665	41,973	44,807	155,445
John G. Cox	55,000	76,531	81,696	213,227
Karen A. Dawes	141,000	61,703	65,883	268,586
Alfred L. Goldberg	45,000	41,973	44,807	131,780
Michael A. Griffith (4)	21,389	—	—	21,389
Glenn P. Muir (5)	17,295	—	453,494	470,789
Alexander Rich (6)	17,500	—	—	17,500
Thomas F. Ryan, Jr.	80,000	41,973	44,807	166,780

(1)	Represents the aggregate grant date fair value for awards granted in the respective fiscal years calculated in accordance with the FASB Accounting Standard Codification Topic Compensation — Stock Compensation. The assumptions the Company used for calculating the grant date fair values are set forth in note 2 to the Company’s consolidated financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015.
(2)	The non-employee directors of the Board who held such position on December 31, 2015 held the following aggregate number of unexercised stock options and unvested restricted stock units as of such date:

Name	Number of Securities Underlying Unexercised Options	Number of Unvested Restricted Stock Units
Nicolas M. Barthelemy.	25,992	1,019
Glenn L. Cooper	64,688	1,019
John G. Cox	27,632	1,858
Karen A. Dawes	120,321	1,498
Alfred L. Goldberg	104,688	1,019
Glenn P. Muir	24,000	—
Thomas F. Ryan, Jr.	15,688	1,019

(3)	The following table presents the grant date fair value of each grant of shares of stock, shares of stock units or stock options in the fiscal year ended December 31, 2015 to non-employee directors, computed in accordance with the FASB Accounting Standard Codification Topic 718 Compensation — Stock Compensation:

Name	Grant Date	Number of Shares of Stock or Units	Number of Securities Underlying Options	Exercise or Base Price of Option Awards	Grant Date Fair Value of Stock and Option Awards ($)
Nicolas M. Barthelemy	05/21/2015	—	1,992	$41.19	44,807
	05/21/2015	1,019	—	—	41,973
Glenn L. Cooper	05/21/2015	—	1,992	$41.19	44,807
	05/21/2015	1,019	—	—	41,973
John G. Cox	05/21/2015	—	3,632	$41.19	81,696
	05/21/2015	1,858	—	—	76,531
Karen A. Dawes	05/21/2015	—	2,929	$41.19	65,883
	05/21/2015	1,498	—	—	61,703
Alfred L. Goldberg	05/21/2015	—	1,992	$41.19	44,807
	05/21/2015	1,019	—	—	41,973
Glenn P. Muir	09/14/2015	—	24,000	$36.29	453,494
Thomas F. Ryan, Jr.	05/21/2015	—	1,992	$41.19	44,807
	05/21/2015	1,019	—	—	41,973

(4)	Mr. Griffith served as a director until the 2015 Annual Meeting of Stockholders on May 21, 2015.
(5)	Mr. Muir was elected to the Board of Directors on September 14, 2015.
(6)	Dr. Rich service as a director ended at the Annual Meeting of Stockholders held on May 24, 2012. Since that date, Dr. Rich served as our Chairperson Emeritus until his death in April 2015.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee currently consists of Dr. Cooper and Messrs. Barthelemy and Muir. No member of the Compensation Committee is a current or former employee of Repligen. There are no Compensation Committee interlocks between Repligen and any other entities involving any of the executive officers or directors of such entities. No interlocking relationship exists between any member of our Board or our Compensation Committee and any member of the board or compensation committee of any other company and no such interlocking relationship has existed in the past.

ITEM 2

RATIFICATION OF THE SELECTION OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board has appointed Ernst & Young LLP, an independent registered public accounting firm, to serve as independent auditors for the fiscal year ending December 31, 2016. Ernst & Young LLP has served as the Company’s independent registered public accounting firm since 2002. In accordance with standing policy, Ernst & Young LLP periodically changes the personnel who work on the audits of Repligen.

Fees

The following sets forth the aggregate fees billed by Ernst & Young LLP to the Company during the fiscal years ended December 31, 2015, December 31, 2014 and December 31, 2013:

	FY 2015	FY 2014	FY 2013
Audit Fees	$1,308,200	$1,358,500	$525,000
Audit Related Fees	—	—	—
Tax Fees	96,000	60,000	122,500
Other Fees	2,000	2,000	2,000

Total	$1,406,200	$1,420,500	$649,500

Audit Fees

Fees for audit services were approximately $1,308,200, $1,358,500 and $525,000 for the fiscal years ended December 31, 2015, 2014 and 2013, respectively. These amounts included fees associated with the annual audit of the consolidated financial statements, reviews of the Company’s quarterly reports on Form 10-Q and fees associated with the statutory filings and filings with the SEC.

Audit Related Fees

For the fiscal years ended December 31, 2015, 2014 and 2013, Ernst & Young LLP did not bill any fees for assurance and related services that are reasonably related to the performance of the audit or review of the financial statements and are not otherwise reported above. For the year ended December 31, 2014, there were no fees billed for due diligence activities related to our acquisition of Refine Technology, LLC’s ATF System business.

Tax Fees

Fees billed for tax services were approximately $96,000, $60,000 and $122,500 for the fiscal years ended December 31, 2015, 2014 and 2013, respectively. These amounts included fees associated with tax compliance, consulting and related services.

All Other Fees

Ernst & Young LLP billed $2,000 in additional fees in each of the fiscal years ended December 31, 2015, 2014 and 2013 relating to a subscription to Ernst & Young LLP’s online accounting research service.

The Audit Committee of the Board has implemented procedures under the Company’s Audit Committee Pre-Approval Policy for Audit and Non-Audit Services, or the Pre-Approval Policy, to ensure that all audit and permitted non-audit services provided to the Company are approved by the Audit Committee. Specifically, the

Audit Committee pre-approves the use of Ernst & Young LLP for specific audit and non-audit services, within approved monetary limits. If a proposed service has not been pre-approved pursuant to the Pre-Approval Policy, then it must be specifically pre-approved by the Audit Committee before Ernst & Young LLP may provide the services. Any pre-approved services exceeding the limits pre-approved by the Audit Committee must again be pre-approved by the Audit Committee. All of the audit-related, tax and all other services provided by Ernst & Young LLP to the Company for the fiscal year ended December 31, 2015 were pre-approved by the Audit Committee. All non-audit services provided in the fiscal year ended December 31, 2015 were reviewed with the Audit Committee, which concluded that the provisions of such services by Ernst & Young LLP was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions.

In connection with the audit for the fiscal year ended December 31, 2015, there were no disagreements with Ernst & Young LLP on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which, if not resolved to the satisfaction of Ernst & Young LLP, would have caused them to refer to such disagreement in connection with their report.

A member of Ernst & Young LLP is expected to be present at the Annual Meeting with the opportunity to make a statement if so desired and will be available to respond to appropriate questions.

Accordingly, the Board believes ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the current year is in the best interests of the Company and its stockholders and recommends a vote FOR the ratification of Ernst & Young as the Company’s independent registered public accounting firm.

ITEM 3

ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, enables our stockholders to vote to approve, on an advisory basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the SEC’s rules.

As described in the sections entitled “Compensation Discussion and Analysis” and “Director and Executive Officer Compensation”, our executive compensation programs are designed to motivate our executive officers to enhance stockholder value, to provide a fair reward for this effort and to stimulate our executive officers’ professional and personal growth. The Company seeks to provide near-term and long-term financial incentives that align the executive officers’ interest with those of the stockholders and focus executive officer behavior on the achievement of both near-term corporate goals, as well as long-term business objectives and strategies. We believe that this alignment between executive compensation and stockholder interests has driven corporate performance over time.

Our stockholders voted on September 27, 2011, to have advisory votes every year to approve the compensation paid to the Company’s named executive officers, and we have adopted that approach. The Board of Directors and Compensation Committee make executive compensation decisions every year, and our directors will look to the annual advisory vote for information to be taken into account when they make decisions with respect to our compensation philosophy, policies and practices. The Compensation Committee and the Board of Directors note our stockholders’ endorsement for the Company’s executive compensation program for the fiscal year ended December 31, 2014, which was approved by over 95% of the votes cast. Consequently, the Compensation Committee has generally maintained the structure of its executive compensation programs for the fiscal year ended December 31, 2015. Accordingly, we are asking our stockholders to vote FOR the following non-binding, advisory resolution on the approval of the compensation of the Company’s named executive officers as disclosed in this proxy statement:

“RESOLVED, that the stockholders of the Company approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed in this Proxy Statement, including the Compensation Discussion and Analysis, compensation tables and narrative discussion.”

We urge you to read the Compensation Discussion and Analysis and Director and Executive Officer Compensation sections of this Proxy Statement for additional details on the Company’s executive compensation, including our governance, framework, components, and the compensation decisions for the named executive officers for the fiscal year ended December 31, 2015.

As an advisory vote, the results of this vote will not be binding on the Board of Directors or the Company. However, the Board of Directors and the Compensation Committee value the opinions of our stockholders, and will consider the outcome of the vote when making future decisions on the compensation of our named executive officers and the Company’s executive compensation principles, policies and procedures.

The Board of Directors recommends that stockholders vote FOR approval, on an advisory basis, of the compensation of the Company’s named executive officers, as disclosed in this proxy statement, including the Compensation Discussion and Analysis, compensation tables and narrative discussion.

ADDITIONAL INFORMATION

Stockholder Proposals

Repligen must receive any proposal by a stockholder of Repligen for inclusion in the proxy statement furnished to all stockholders entitled to vote at our 2017 Annual Meeting of Stockholders at our principal executive office not later than December 12, 2016 in accordance with Rule 14a-8 issued under the Exchange Act.

Subject to the SEC’s proxy rules, if a stockholder who wishes to present a proposal at the 2017 Annual Meeting (which is not otherwise submitted for inclusion in the proxy statement in accordance with the preceding paragraph) fails to notify the Company by February 25, 2017 and such proposal is brought before the 2017 Annual Meeting, then under the SEC’s proxy rules, if the proxy statement or form of proxy for the 2017 Annual Meeting so provides, the proxies solicited by Repligen with respect to the 2017 Annual Meeting will confer discretionary voting authority with respect to the stockholder’s proposal on the persons selected by Repligen to vote the proxies solicited by Repligen. If a stockholder makes a timely notification, the proxies may still exercise discretionary voting authority under circumstances consistent with the SEC’s proxy rules.

Any proposal intended to be presented at the 2017 Annual Meeting must also comply with the other requirements of the proxy solicitation rules of the SEC. In order to curtail any controversy as to the date on which a proposal was received by Repligen, it is suggested that proponents submit their proposal by Certified Mail, Return Receipt Requested or other means, including electronic means that permit them to prove date of delivery.

Other Business

Management does not know of any other matters to be brought before the Annual Meeting except those set forth in the notice thereof. If other business is properly presented for consideration at the Annual Meeting, the persons named on the enclosed proxy will have discretionary authority to vote the shares represented by such proxies in accordance with their best judgment.

Voting Proxies

The Board of Directors recommends an affirmative vote on all proposals specified. Proxies will be voted as specified. If authorized proxies are submitted without specifying an affirmative or negative vote on any proposal, the shares represented by such proxies will be voted in favor of the Board of Directors’ recommendations.

Householding

Our Annual Report, including audited financial statements for the fiscal year ended December 31, 2015, is being mailed to you along with this Proxy Statement. In order to reduce printing and postage costs, Broadridge Financial Solutions, Inc., or Broadridge, has undertaken an effort to deliver only one Annual Report and one Proxy Statement to multiple stockholders sharing an address. This delivery method, called “householding,” is not being used if Broadridge has received contrary instructions from one or more of the stockholders sharing an address. If your household has received only one Annual Report and one Proxy Statement, Repligen Corporation will deliver promptly a separate copy of the Annual Report and the Proxy Statement to any stockholder who sends a written request to Repligen Corporation, Attention: Secretary, 41 Seyon Street, Building #1, Suite 100, Waltham, MA 02453. If your household is receiving multiple copies of Repligen’s Annual Reports or Proxy Statements and you wish to request delivery of only a single copy, you may send a written request to Repligen Corporation, Attention: Secretary, 41 Seyon Street, Building #1, Suite 100, Waltham, MA 02453.

Appendix A

DIRECTIONS TO ANNUAL MEETING

Repligen Corporation Headquarters

41 Seyon Street

Building 1, Suite 100

Waltham, MA 02453

(781) 250-0111

Driving Directions from Logan International Airport (BOS)

•	Take the Massachusetts Turnpike West (I-90 WEST).

•	Take exit 17, toward Watertown. Bear right and stay straight on Galen Street/Route 16. Distance from exit 17 to Repligen is approximately 2.7 miles.

•	Go straight through 4-way intersection, cross over small bridge and turn left onto Route 20/Main Street. Follow this for about 1.5 miles.

•	Turn left onto Gore Street.

•	Stay on Gore Street, go straight at 4-way stop. You are now on Seyon Street. Turn right into parking lot.

Driving Directions from the North traveling South on Route 128/I-95 South

•	Follow Route 128/I-95 South and take exit 26/Route 20. Follow the signs that direct you to Waltham (Weston Street). Distance from exit 26 to Repligen is 4.0 miles.

•	Route 20 will become Main Street in Waltham. Follow Route 20 for about 3.5 miles.

•	Take a right onto Gore Street.

•	Stay on Gore Street, go straight at 4-way stop. You are now on Seyon Street. Turn right into parking lot.

Driving Directions from the South traveling North on Route 128/I-95 North

•	Follow Route 128/I-95 North and take exit 26/ Route 20. Follow the signs that direct you to Waltham (Weston Street). Distance from exit 26 to Repligen is 4.0 miles.

•	Route 20 will become Main Street in Waltham. Follow Route 20 for about 3.5 miles.

•	Take a right onto Gore Street.

•	Stay on Gore Street, go straight at 4-way stop. You are now on Seyon Street. Turn right into parking lot.

Driving Directions from the North traveling on Route 2

•	Follow Route 2 and take exit 60 for Lake Street toward East Arlington.

•	Continue on Lake Street (signs for Belmont) for 0.4 miles. Turn left onto Pleasant Street.

•	Stay on Pleasant Street for 1.9 miles. Take a sharp left onto Trapelo Road.

•	In 450 feet, take a slight right onto Lexington Street, and continue for 0.2 miles.

•	Turn right onto Sycamore Street and continue for 0.4 miles.

•	Turn right onto Belmont Street and continue 375 feet.

•	Continue onto Warren Street for 0.8 miles, then turn right onto Main Street.

•	Take a left onto Gore Street, go straight at 4-way stop. You are now on Seyon Street. Turn right into parking lot.

Public Transportation Directions

Please visit the Google Maps website for the best public transportation options from your location. Enter this link into your internet browser to enter your location: http://MiniURL.us/az

Parking

There is ample free public parking at Repligen Corporation’s headquarters.

A-1

REPLIGEN CORPORATION
C/O AMERICAN STOCK TRANSFER
59 MAIDEN LANE
NEW YORK, NY 10038

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

0000287041_1 R1.0.1.25

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.KEEP THIS PORTION FOR YOUR RECORDSDETACH AND RETURN THIS PORTION ONLYTO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) DateTo withhold authority to vote for anyindividual nominee(s), mark “For AllExcept” and write the number(s) of thenominee(s) on the line below.0 0 00 0 00 0 00 0 000000287041_1 R1.0.1.25For Withhold For AllAll All ExceptThe Board of Directors recommends you vote FORthe following:1. Election of DirectorsNominees01 Nicolas M. Barthelemy 02 Glenn L. Cooper 03 John G. Cox 04 Karen A. Dawes 05 Glenn P. Muir06 Thomas F. Ryan, Jr. 07 Tony J. HuntREPLIGEN CORPORATIONC/O AMERICAN STOCK TRANSFER59 MAIDEN LANENEW YORK, NY 10038VOTE BY INTERNET - www.proxyvote.comUse the Internet to transmit your voting instructions and for electronic delivery ofinformation up until 11:59 p.m. Eastern Time the day before the cut-off date ormeeting date. Have your proxy card in hand when you access the web site andfollow the instructions to obtain your records and to create an electronic votinginstruction form.ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALSIf you would like to reduce the costs incurred by our company in mailing proxymaterials, you can consent to receiving all future proxy statements, proxy cardsand annual reports electronically via e-mail or the Internet. To sign up forelectronic delivery, please follow the instructions above to vote using the Internetand, when prompted, indicate that you agree to receive or access proxy materialselectronically in future years.VOTE BY PHONE - 1-800-690-6903Use any touch-tone telephone to transmit your voting instructions up until 11:59p.m. Eastern Time the day before the cut-off date or meeting date. Have yourproxy card in hand when you call and then follow the instructions.VOTE BY MAILMark, sign and date your proxy card and return it in the postage-paid envelope wehave provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way,Edgewood, NY 11717.For Against Abstain2. To ratify the selection of Ernst & Young LLP as independent registered public accountants for fiscal year2016.3. Advisory vote to approve the compensation paid to Repligen Corporation’s named executive officers.4. To consider and act upon any other business which may properly come before the meeting.NOTE: THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE STOCKHOLDER OFRECORD. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” PROPOSALS 1, 2 AND 3.Please sign exactly as your name(s) appear(s) hereon. When signing asattorney, executor, administrator, or other fiduciary, please give fulltitle as such. Joint owners should each sign personally. All holders mustsign. If a corporation or partnership, please sign in full corporate orpartnership name, by authorized officer.For address change/comments, mark here.(see reverse for instructions)

Dear Stockholder:Please take note of the important information enclosed with this Proxy.Your vote counts, and you are strongly encouraged to exercise your right to vote these shares.Please mark the boxes on the proxy card to indicate how these shares will be voted. Then, please sign the card, detach it and return your proxy in the enclosed postage-paid envelope. Thank you in advance for your prompt consideration of this matter.Sincerely,Repligen Corporation0000287041_2 R1.0.1.25Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement, and AnnualReport is/are available at www.proxyvote.com .REPLIGEN CORPORATIONSOLICITED BY THE BOARD OF DIRECTORSFOR THE ANNUAL MEETING OF STOCKHOLDERSThe undersigned hereby appoints Tony J. Hunt and Jon K. Snodgres, and each of them alone, proxies with fullpower of substitution, to vote all shares of common stock of the Corporation which the undersigned is entitled tovote at the Annual Meeting of Stockholders of Repligen Corporation to be held on the 11th day of May, 2016 at8:00 a.m., local time, at the offices of Repligen Corporation, 41 Seyon Street, Building 1, Suite 100, Waltham, MA02453, and any adjournments or postponements thereof, upon matters set forth in the Notice of Annual Meetingof Stockholders and Proxy Statement dated April 11, 2016, copies of which have been received by theundersigned. The proxies are further authorized to vote, in accordance with their judgment, upon such otherbusiness as may be properly presented at the meeting and any adjournments or postponements thereof.(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)Address change/comments:Continued and to be signed on reverse side